Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

SPECTRALINK CORPORATION

at

$11.75 Net Per Share

by

SPYGLASS ACQUISITION CORP.

a wholly-owned subsidiary of

POLYCOM, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 20, 2007, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The offer described in this Offer to Purchase (the “Offer”) is being made pursuant to an Agreement and Plan of Merger, dated as of February 7, 2007, by and among Polycom, Inc., a Delaware corporation (the “Parent”), Spyglass Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Offeror”), and SpectraLink Corporation, a Delaware corporation (the “Company”) (as it may be amended from time to time, the “Merger Agreement”).

The Board of Directors of the Company unanimously determined that the Merger Agreement is advisable, and the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company’s stockholders, and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board of Directors of the Company unanimously recommends that Company stockholders accept the Offer and tender their Shares (as defined below) in the Offer.

This Offer is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) that, together with any Shares then owned by the Parent or the Offeror, represents (i) all then outstanding Shares, plus (ii) all of the outstanding Shares issuable upon the exercise of all then outstanding Company options that (A) are vested and exercisable as of the then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 120 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), and (B) have an exercise price that is less than $11.75 per Share (or any different amount per Share that is paid in the Offer), plus (iii) all Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company options) that are exercisable or convertible into, or exchangeable for, Shares. The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of other governmental approvals or consents reasonably deemed necessary by the Parent to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger). See Introduction, Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase for more details on the terms and conditions of the Offer.

Under the terms of the Merger Agreement, following the consummation of the Offer and the payment for all Shares tendered pursuant thereto, and subject to certain conditions described in this Offer to Purchase, the Offeror will merge with and into the Company (the “Merger”) and all then outstanding Shares will be cancelled and converted into the right to receive $11.75 per Share (or any different amount per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

IMPORTANT

Any stockholder of the Company who holds Shares in such stockholder’s own name and desires to tender Shares in the Offer should complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with the instructions therein, and deliver the Letter of Transmittal (together with the stock certificates representing the Shares to be tendered and all other required documents) to Computershare Trust Company of New York, the depositary for the Offer (the “Depositary”), or in lieu thereof, follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Any stockholder of the Company who holds Shares in the name of a broker, dealer, commercial bank, trust company or other nominee and desires to tender Shares in the Offer should request such broker, dealer, commercial bank, trust company or other nominee to tender Shares in the Offer on such Stockholder’s behalf. Stockholders of the Company who hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender Shares in the Offer.

Any stockholder of the Company who desires to tender Shares in the Offer, but whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Questions and requests for assistance in connection with the Offer should be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), or to Cowen and Company, LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the Offeror’s expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares.

A summary term sheet describing the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase, but stockholders of the Company should read this entire Offer to Purchase carefully before deciding whether to tender Shares in the Offer.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

February 20, 2007

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of this tender offer, you should read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

The Offer; Parties to the Offer

Spyglass Acquisition Corp. (the “Offeror”) is offering (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SpectraLink Corporation (the “Company”) for $11.75 per Share (or any different amount per Share that is paid in the Offer, the “Offer Price”), net to the seller in cash without interest thereon, less any required withholding taxes.

The Offeror is a Delaware corporation and wholly-owned subsidiary of Polycom, Inc. (the “Parent”). The Parent and the Company are Delaware corporations. The Parent formed the Offeror for the purpose of acquiring the Company.

See Section 9 of this Offer to Purchase entitled “Certain Information Concerning the Offeror and the Parent.”

The Merger Agreement

The Offeror is making the Offer pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of February 7, 2007, by and among the Parent, the Offeror and the Company (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, following the consummation of the Offer and the payment for all Shares tendered pursuant thereto, and subject to certain conditions described in this Offer to Purchase, the Offeror will merge with and into the Company (the “Merger”).

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; The Merger Agreement.”

Conditions to the Offer

The Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), pay for any Shares that are tendered in the Offer, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time):

•

any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), have not expired or been terminated and all other antitrust, competition or merger control consents reasonably deemed necessary by the Parent to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) have not been received, either unconditionally or on terms reasonably satisfactory to the Parent;

•

there have not been validly tendered in accordance with the terms of the Offer and not withdrawn (the “Minimum Condition”) a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least a majority of (i) all then outstanding Shares, plus (ii) all Shares issuable upon the exercise of all then outstanding Company options that (A) are vested and exercisable as of the then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 120 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), and (B) have an exercise price that is less than the Offer Price, plus (iii) all Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company options) that are exercisable or convertible into, or exchangeable for, Shares; or

•	any of the following events has occurred:

•

any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct in all respects as of the date of the Merger Agreement, or (ii) shall not be true and correct in all respects on and as of the expiration date of the Offer, except (A) for any failure to be so true and correct as has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) (provided, however, that such Company Material Adverse Effect qualifier will not apply to certain special representations regarding approval and authorization of the Merger Agreement and the Company’s capitalization, each of which individually must be true and correct in all material respects), (B) for changes contemplated by the Merger Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date except as is not reasonably likely to have a Company Material Adverse Effect (as defined below));

•	the Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its covenants or agreements under the Merger Agreement;

•

there shall be pending or overtly threatened any suit, action or proceeding by any governmental authority against the Parent, the Offeror, the Company or any subsidiary of the Company relating to the Offer or the Merger, which would have certain negative impacts on the Parent’s ownership or operation of the Company or which otherwise would be reasonably expected to have a Company Material Adverse Effect;

•

any governmental authority of competent jurisdiction shall have (i) enacted any law or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), (ii) issued or granted, or overtly threatened to issue or grant, any order or any injunction that is in effect and has or would be reasonably expected to have the effect of making any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), or (iii) taken or overtly threatened any other action that would be reasonably expected to have certain negative impacts on the Parent’s ownership or operation of the Company;

•

any Company Material Adverse Effect shall have occurred following the execution and delivery of the Merger Agreement (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement caused or contributed to the occurrence of such Company Material Adverse Effect) and continue to exist;

•

any of the following shall have occurred: (i) the Company shall have breached in any material respect the provisions of the Merger Agreement relating to non-solicitation and the Company Board of Directors’ recommendation regarding the Offer and the Merger; (ii) the Company Board of Directors or any committee thereof shall have withdrawn or changed its recommendation regarding the Offer and the Merger; (iii) the Company shall have failed to include its Board’s recommendation in favor of the Offer and the Merger in its Schedule 14D-9 or to permit the Parent to include such recommendation in this Offer to Purchase; (iv) the Company Board of Directors or any committee thereof shall have approved, or recommended that the stockholders of the Company approve, certain alternative acquisition transactions (whether or not a superior to the Offer and the Merger); (v) the Company shall have entered into a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement permitted by the Merger Agreement) accepting or agreeing to discuss or negotiate certain types of alternative acquisition proposals (whether or not superior to the Offer and the Merger); or (vi) certain types of alternative acquisition proposals (whether or not superior to the Offer and the Merger) shall have been published or delivered to the stockholders of the Company (and not withdrawn) by a person unaffiliated with the Parent and, within ten business days after such notice is first delivered to the stockholders of the

Company, the Company shall not have published or delivered to the stockholders of the Company, a statement unconditionally reaffirming its recommendation in favor of the Offer and the Merger and unconditionally recommending that the stockholders of the Company reject such acquisition proposal and not tender any Shares into such acquisition proposal if made in the form of a tender or exchange offer; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time in the sole discretion of the Parent or the Offeror, provided that (i) the Minimum Condition and (ii) the conditions relating to the termination of the waiting period under the HSR Act, pending or overtly threatened suits by a governmental authority or laws or judgments by a governmental authority making the Offer illegal or preventing the Offer, may be waived only with the prior written consent of the Company if the waiver of such conditions would be reasonably likely to create any material liability to the directors or officers of the Company.

The failure of the Parent or the Offeror to waive any of the conditions to the Offer at any time will not be deemed to be a waiver of any right to waive any conditions to the Offer and each such waiver right will be deemed to be an ongoing right which may be asserted at any time and from time to time.

See Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.”

Company Material Adverse Effect

For purposes of the preceding conditions, a “Company Material Adverse Effect” means any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, (i) is or is reasonably likely to have a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities, financial condition or results of operations of the Company taken as a whole with its subsidiaries, or (ii) would reasonably be expected to materially impede the ability of Parent, the Offeror and the Company to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof and applicable legal requirements; provided, however, that, among other things, none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would, could or is reasonably likely to occur:

•

any changes resulting from, relating to or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole;

•

any changes resulting from, relating to or arising out of general market, economic or political conditions in the industries in which the Company or any of its subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its subsidiaries conduct business;

•	any changes or effects resulting from, directly arising out of or directly related to the announcement or pendency of the Merger Agreement and the transactions contemplated thereby;

•	changes in GAAP, or third party changes in the interpretation of GAAP, pursuant to which the Company is required to change its prior accounting policies or practices;

•	changes in legal requirements;

•	the failure to take any action as a result of any restrictions or prohibitions set forth in the Merger Agreement;

•

any legal claims or other legal proceedings made or brought by any Company Stockholders or former Company Stockholders (on their own behalf or on behalf of the Company) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby;

•

a change, by itself, in the trading price of a share of the Company’s common stock, provided that the underlying causes of any such change may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this definition; or

•

any failure by the Company to meet (A) any analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (B) the Company’s internal projections or forecasts of its own revenue, earnings or other financial performance or results of operations for any period, in any case under (A) or (B) above in and of itself, provided that the underlying causes of such failure may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this definition.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; The Merger Agreement.”

Expiration of the Offer	The Offer will expire at 12:00 Midnight, New York City time, on Tuesday, March 20, 2007, unless the Offeror extends the Offer.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Extensions of the Offer	The Offeror will extend the Offer as follows:

•

if the Minimum Condition is not satisfied at the time of any expiration date of the Offer, then the Offeror will extend the Offer for up to three (3) successive extension periods of ten (10) Business Days each in order to permit the satisfaction of the Minimum Condition; provided, however, that Offeror will not be required (and, without the prior written approval of the Company, will not be permitted) to extend the Offer more than three (3) times pursuant to this clause;

•

in the event that (i) any of the conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of the then scheduled expiration date of the Offer and (ii) the Minimum Condition is satisfied at the time of such expiration date, then Offeror will extend the Offer for successive extensions periods of ten (10) business days each in order to permit the satisfaction of such conditions to the Offer; and

•	for any period required by any rule, regulation, interpretation or position of the SEC, the staff of the SEC, or the Nasdaq Global Market that is applicable to the Offer.

Notwithstanding the foregoing, the Offeror is not obligated to extend the Offer beyond April 30, 2007, or, in the event that all of the conditions to the Offer are satisfied as of April 30, 2007 other than the receipt of requisite regulatory approvals, the earlier of (x) ten business days following satisfaction of the unsatisfied condition or (y) July 31, 2007.

In addition, notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Subsequent Offering Period

The Offeror may (but is not required to) provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Exchange Act) of between three and twenty business days immediately following the expiration of the Offer. The subsequent offering period permits the Offeror to permit additional tenders of Shares.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Ability to Withdraw Tendered Shares

Shares that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Tuesday, March 20, 2007, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after Wednesday, April 18, 2007.

However, if the Offeror provides for a “subsequent offering period,” Shares that are tendered in the Offer may not be withdrawn during the subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

Certain Effects of the Offer; Deregistration

If the Offer is consummated but the Merger does not occur, the number of stockholders and the number of Shares of the Company that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares.

In addition, the Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

The Merger

If the Offer is consummated, the Offeror accepts and pays for all Shares that are tendered in the Offer and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive the Offer Price, net to the seller in cash without interest thereon, less any required withholding taxes.

If the Offeror holds at least 90% of the outstanding Shares following consummation of the Offer, the Parent intends to and will cause the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Delaware law. Neither stockholder approval nor the approval of the Company Board of Directors would be required to consummate the Merger using the “short form” merger procedures of Delaware law. Accordingly, if the “short form” merger procedures of Delaware law are available, the Parent, the Offeror and the Company will consummate the Merger shortly following the consummation of the Offer.

If the Offeror does not hold at least 90% of the outstanding Shares following consummation of the Offer, the Parent, the Offeror and the Company will not be permitted to consummate the Merger without the approval of the Company’s stockholders. Under these circumstances, the Company will call and convene a stockholder meeting as soon as possible after the consummation of the Offer for the purpose of voting on the Merger, but this process could take significantly longer than the “short form” merger procedures described above. The Parent will be entitled to vote any Shares it holds on the record date for the Company stockholder meeting at which the Merger is voted upon.

In order to facilitate the Merger, the Company has granted the Offeror a “top-up” option to acquire Shares directly from the Company:

•

Under the terms of the option, after the Offeror’s initial acceptance of Shares for payment pursuant to the Offer, if the Offeror holds in excess of eighty percent (80%) of the Company shares then outstanding, and immediately after and assuming the exercise of the option and issuance of the Shares thereunder, the Parent and the Offeror would hold at least 90% of the outstanding Shares, the Offeror has the right to acquire the lowest number of Shares that, when added to any other Shares then held by the Parent and the Offeror, would constitute one more Share than ninety percent (90%) of the Shares then outstanding, at a price that is equal to the Offer Price. In no event, however, may the Offeror exercise this option to acquire more Shares than the Company’s then authorized Shares or for more than an aggregate number of Shares that is equal to 19.9% of the Shares issued and outstanding as of the date of the Merger Agreement (or such greater amount as may be issuable under Rule 4350(1) of the Nasdaq Marketplace Rules without the approval of the Company’s stockholders). The purpose of this option is to enable the Parent, the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Delaware law.

See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; The Merger; Plans for the Company.”

Appraisal Rights

No appraisal rights will be available in connection with the Offer. If the Offer is consummated, however, appraisal rights will be available in connection with the Merger under Delaware law for those Company stockholders who do not tender Shares in the Offer.

See Section 17 of this Offer to Purchase entitled “Appraisal Rights.”

Position of the Company Board of Directors	The Board of Directors of the Company unanimously:

•	determined that the Merger Agreement is advisable;

•

determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company’s stockholders; and

•	approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

Accordingly, the Board of Directors of the Company unanimously recommends that Company stockholders accept the Offer and tender their Shares in the Offer.

See the “Introduction” to this Offer to Purchase.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 13 of this Offer to Purchase entitled “The Transaction Documents” for a more complete description of the Offer and the Merger.

QUESTIONS AND ANSWERS

Spyglass Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Polycom, Inc., a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of SpectraLink Corporation, a Delaware corporation for $11.75 per Share (or any different amount per share that is paid in the tender offer), net to the seller in cash without interest thereon, less any required withholding taxes, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 7, 2007, by and among Polycom, Inc., Spyglass Acquisition Corp. and SpectraLink Corporation (as it may be amended from time to time, the “Merger Agreement”). The following are some of the questions you may have as a stockholder of SpectraLink Corporation in connection with the proposed Offer and the answers to those questions. You are urged to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

Spyglass Acquisition Corp. is offering to buy your shares. Spyglass Acquisition Corp. is a Delaware corporation and wholly-owned subsidiary of Polycom, Inc., which is also a Delaware corporation. Polycom, Inc. formed Spyglass Acquisition Corp. for the sole purpose of acquiring SpectraLink Corporation, and, accordingly, Spyglass Acquisition Corp. has not carried on any activities other than in connection with the acquisition of the Company.

Unless the context indicates otherwise, in this Offer to Purchase we use the terms the “Offeror,” “us,” “we” and “our” to refer to Spyglass Acquisition Corp. and, where appropriate, Polycom, Inc. We use the term the “Parent” to refer to Polycom, Inc. alone and the term the “Company” to refer to SpectraLink Corporation.

See the “Introduction” and Section 9 of this Offer to Purchase entitled “Certain Information Concerning the Offeror and the Parent.”

How many shares are you offering to buy?

The Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Shares” to refer to shares of Company common stock that are the subject of the Offer.

See the “Introduction” and Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

How much are you offering to pay for my Shares?

The Offeror is offering to pay you $11.75 per Share (or any different amount per Share that is paid in the Offer), net to you in cash without interest thereon, less any required withholding taxes.

Will I have to pay any fees or commissions if I tender my Shares?

If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.

If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the shares?

Yes. We estimate that we will need approximately $220 million, net of existing cash and debt, to purchase all of the Shares pursuant to the Offer and to pay all related fees and expenses. As of December 31, 2006, the Parent and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments in the amount of approximately $473.7 million. The Offeror will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares that are tendered in the Offer because the Parent will contribute or otherwise advance funds to the Offeror to enable the Offeror to pay for the Shares that are tendered in the Offer. The Offer is not conditioned upon any financing arrangements.

See Section 10 of this Offer to Purchase entitled “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares?

No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the subsequent Merger.

Does the Company Board of Directors recommend that I tender my Shares?

The Board of Directors of the Company unanimously:

•	determined that the Merger Agreement is advisable;

•

determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger taken together, are at a price and on terms that are in the best interests of the Company and the Company’s stockholders; and

•	approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

Accordingly, the Board of Directors of the Company unanimously recommends that you accept the Offer and tender your Shares in the Offer.

See the “Introduction” to this Offer to Purchase.

Is there a deadline for tendering my Shares?

You will have until 12:00 Midnight, New York City time, on Tuesday, March 20, 2007, to tender your Shares in the Offer, unless we extend the Offer.

If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares. The procedures for tendering your Shares by guaranteed delivery are described later in this Offer to Purchase.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Under what circumstances would you extend the Offer?

We will extend the Offer beyond Tuesday, March 20, 2007 as follows:

•

if the Minimum Condition is not satisfied at the time of any expiration date of the Offer, then the Offeror will extend the Offer, for up to three (3) successive extension periods of ten (10) business days each in order to permit the satisfaction of the Minimum Condition; provided, however, that Offeror will not be required (and, without the prior written approval of the Company, will not be permitted) to extend the Offer more than three (3) times pursuant to this clause;

•

in the event that (i) any of the conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of the then scheduled expiration date of the Offer and (ii) the Minimum Condition is satisfied at the time of such expiration date, then Offeror will extend the Offer for successive extensions periods of ten (10) business days each in order to permit the satisfaction of such conditions to the Offer; and

•

for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff of the SEC, or The Nasdaq Stock Market that is applicable to the Offer.

Notwithstanding the foregoing, we are not obligated to extend the Offer beyond April 30, 2007, or, in the event that all of the conditions to the Offer are satisfied as of April 30, 2007 other than the receipt of requisite regulatory approvals, the earlier of (x) ten business days following satisfaction of the unsatisfied condition or (y) July 31, 2007. In addition, notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement and abandon the Offer pursuant to the terms of the Merger Agreement.

The Offeror also may (but is not required to) provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Exchange Act) of between three and twenty business days following the consummation of the Offer.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” for more details on our ability to extend the Offer.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform Computershare Trust Company of New York, the depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Shares that are tendered in the Offer, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time):

•

any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the HSR Act have not expired or been terminated and all antitrust, competition or merger control consents reasonably deemed necessary by the Parent to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) have not been received, either unconditionally or on terms reasonably satisfactory to the Parent;

•

a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least a majority of (i) all then outstanding Shares, plus (ii) all Shares issuable upon the exercise of all then outstanding Company options that (A) are vested and exercisable as of the then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 120 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), and (B) have an exercise price that is less than the Offer Price, plus (iii) all Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company options) that are exercisable or convertible into, or exchangeable for, Shares have not been validly tendered in accordance with the terms of the Offer and not withdrawn; or

•	any of the following events has occurred:

•

any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct in all respects as of the date of the Merger Agreement, or (ii) shall not be true and correct in all respects on and as of the expiration date of the Offer, except (A) for any failure to be so true and correct as has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (provided, however, that such Company Material Adverse Effect qualifier will not apply to certain special representations regarding approval and authorization of the Offer and the Merger Agreement and the Company’s capitalization, each of which individually must be true and correct in all material respects), (B) for changes contemplated by the Merger Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date except as is not reasonably expected have a Company Material Adverse Effect);

•

the Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its covenants or agreements under the Merger Agreement prior to the expiration of the Offer;

•

there shall be pending or overtly threatened any suit, action or proceeding by any governmental authority against the Parent, the Offeror, the Company or any subsidiary of the Company relating to the Offer or the Merger, which would have certain negative impacts on the Parent’s ownership or operation of the Company or which otherwise would be reasonably expected to have a Company Material Adverse Effect;

•

any governmental authority of competent jurisdiction shall have (i) enacted any law or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), (ii) issued or granted, or overtly threatened to issue or grant, any judgment, order or injunction that is in effect and has or would be reasonably expected to have the effect of making any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or which has (or would be reasonably be expected to have) the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), or (iii) taken or overtly threatened any other action that would be reasonably expected to have certain negative impacts on the Parent’s ownership or operation of the Company;

•

any Company Material Adverse Effect shall have occurred following the execution and delivery of the Merger Agreement (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement caused or contributed to the occurrence of such Company Material Adverse Effect) and continue to exist;

•

any of the following shall have occurred: (i) the Company shall have breached in any material respect the provisions of the Merger Agreement relating to non-solicitation and the Company’s board recommendation regarding the Offer and the Merger; (ii) the Company Board of Directors or any committee thereof shall have withdrawn or changed its recommendation regarding the Offer and the Merger; (iii) the Company shall have failed to include its Board’s recommendation in favor of the Offer and the Merger in its Schedule 14D-9 or to permit the Parent to include such recommendation in this Offer to Purchase; (iv) the Company Board of Directors or any committee thereof shall have approved, or recommended that the stockholders of the Company approve, certain alternative acquisition transactions (whether or not a superior to the Offer and the Merger); (v) the Company shall have entered into a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement permitted by the Merger Agreement) accepting or agreeing to discuss or negotiate certain types of alternative acquisition proposals (whether or not superior to the Offer and the Merger); or (vi) certain types of alternative acquisition proposals (whether or not superior to the Offer and the Merger) shall have been published or delivered to the stockholders of the Company (and not withdrawn) by a person unaffiliated with the Parent and, within ten business days after such notice is first delivered to the stockholders of the Company, the Company shall not have published or delivered to the stockholders of the Company, a statement unconditionally reaffirming its recommendation in favor of the Offer and the Merger and unconditionally recommending that the stockholders of the Company reject such acquisition proposal and not tender any Shares into such acquisition proposal if made in the form of a tender or exchange offer; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent and the Offeror, in whole or in part at any time and from time to time in the sole discretion of the Parent and the Offeror; provided, however, that (i) the Minimum Condition and (ii) the conditions relating to the termination of the waiting period under the HSR Act, pending or overtly threatened suits by a governmental authority or laws or judgments by a governmental authority making the Offer illegal or preventing the Offer may be waived only with the prior written consent of the Company if the waiver of such conditions would be reasonably likely to create any material liability to the directors or officers of the Company. The failure by the Parent and the Offeror to waive any of the conditions to the Offer will not be deemed to be a waiver of any right to waive any conditions to the Offer and each such waiver right shall be deemed an ongoing right that may be asserted at any time and from time to time.

For purposes of the preceding conditions, a “Company Material Adverse Effect” means any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, (i) is or is reasonably likely to have a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities, financial condition or results of operations of the Company taken as a whole with its subsidiaries, or (ii) would reasonably be expected to materially impede the ability of Parent, Offeror and the Company to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof and any laws or other legal requirements; provided, however, that, among other things, none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would, could or is reasonably likely to occur:

•

any changes resulting from, relating to or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole;

•

any changes resulting from, relating to or arising out of general market, economic or political conditions in the industries in which the Company or any of its subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its subsidiaries conduct business;

•	any changes or effects resulting from, directly arising out of or directly related to the announcement or pendency of the Merger Agreement and the transactions contemplated thereby;

•

changes in generally accepted accounting principles, as applied in the United States (“GAAP”), or third party changes in the interpretation of GAAP, pursuant to which the Company is required to change its prior accounting policies or practices;

•	changes in any laws or other legal requirements;

•	the failure to take any action as a result of any restrictions or prohibitions set forth in the Merger Agreement;

•

any legal claims or other legal proceedings made or brought by any stockholders of the Company or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby;

•

a change, by itself, in the trading price of a share of the Company’s common stock, provided that the underlying causes of any such change may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this section; or

•

any failure by the Company to meet (A) any analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (B) the Company’s internal projections or forecasts of its own revenue, earnings or other financial performance or results of operations for any period, in any case under (A) or (B) above in and of itself, provided that the underlying causes of such failure may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this section.

See Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company of New York, the depositary for the Offer, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the broker, dealer, commercial bank, trust company or other nominee that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through The Depository Trust Company. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares for more details.

If you are unable to deliver any documents or instruments that are required to tender your Shares to the depositary for the Offer by the expiration of the Offer, you may gain some extra time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary for the Offer using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the depositary for the Offer must receive the missing items within the time period specified in the notice.

See Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

May I withdraw previously tendered Shares?

You may withdraw any previously tendered Shares at any time prior to 12:00 Midnight, New York City time, on Tuesday, March 20, 2007 or such later date as the Offer may be extended, and, unless accepted for payment pursuant to the Offer, you may also withdraw any previously tendered Shares at any time after Wednesday, April 18, 2007.

If we provide for a “subsequent offering period,” however, you will not be able to withdraw any Shares that you previously tendered in the Offer or any of the Shares that you tender during the subsequent offering period.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the depositary for the Offer, Computershare Trust Company of New York, while you still have the right to withdraw the Shares.

If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

If I decide not to tender my Shares, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive $11.75 per Share (or any different amount per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes. We use the term “Merger” in this Offer to Purchase to refer to the merger that will follow the Offer.

If the Merger is consummated, Company stockholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your shares in the Offer are that you will be paid earlier if you tender your Shares in the Offer and appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17 of this Offer to Purchase entitled “Appraisal Rights.” However, if the Offer is consummated but the Merger is not consummated, the number of Company stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, the Company may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

See the “Introduction” and Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

If the Offer is consummated, will the Company remain a public company?

No. Following the consummation of the Offer, we will complete the Merger if and when the conditions to the Merger are satisfied. If the Merger is consummated, the Company no longer will be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer:

•	there may not be a public trading market for the Shares; and

•

the Company may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. Stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer.

See Section 17 of this Offer to Purchase entitled “Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On February 6, 2007, the last full day of trading before the public announcement of the Merger Agreement, the last sale price of the Company’s common stock reported was $8.56 per share. On February 16, 2007, the last full day of trading before the commencement of the Offer, the closing price of the Company’s common stock reported was $11.66 per share. We encourage you to obtain a recent quotation for shares of the Company’s common stock in deciding whether to tender your shares.

See Section 6 of this Offer to Purchase entitled “Price Range of Shares; Dividends on the Shares.”

What will happen to my Company option in the Offer and the Merger?

If you have an option to purchase Shares, which was granted under a Company stock plan, or an option that the Company converted pursuant to an acquisition or merger (each a “Company option”), your Company option will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the number of Shares underlying such Company option multiplied by the difference between $11.75 (or any different amount per Share that is paid in the Offer) and the exercise price per share of the cancelled Company option, less applicable withholding taxes. Any Company option with an exercise price that exceeds $11.75 shall be cancelled and extinguished without consideration. The vesting of each outstanding Company option will accelerate in full immediately upon the consummation of the Offer.

What will happen to my Company restricted stock in the Offer and the Merger?

If you have any outstanding shares of the Company’s common stock that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company restricted stock”) and you continue your employment or service with the Parent (or a subsidiary of the Parent) following the effective time of the Merger (the “Effective Time”), then the Parent will withhold and retain any amounts payable with respect to such shares of Company restricted stock. The Company restricted stock shall vest and become payable on the date that such Company restricted stock would have otherwise vested pursuant to its original vesting schedule as in effect prior to the Effective Time, and such payment shall be made at the first regularly scheduled Parent (or subsidiary of Parent) payroll date following the vesting date applicable to such payment.

What are the material U.S. federal income tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

In general, a stockholder who sells shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of fifteen percent (15%) under current law if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates.

See Section 5 of this Offer to Purchase entitled “Material U.S. Federal Income Tax Consequences.”

We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the effect of U.S. federal, state and local tax laws or foreign tax laws.

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the information agent for the Offer, at (877) 750-9496, or Cowen and Company, LLC, the dealer manager for the Offer, at (877) 269-3652. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of Common Stock of SpectraLink Corporation:

INTRODUCTION

Spyglass Acquisition Corp., a Delaware corporation (the “Offeror”) and wholly-owned subsidiary of Polycom, Inc., a Delaware corporation (the “Parent”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SpectraLink Corporation, a Delaware corporation (the “Company”), at a purchase price of $11.75 per Share, net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 7, 2007, by and among the Parent, the Offeror and the Company (as it may be amended from time to time, the “Merger Agreement”). The Offeror is a corporation newly formed by the Parent in connection with the acquisition of the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Offeror and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, the Offeror will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation (the “Surviving Corporation”) and be a wholly-owned subsidiary of the Parent. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; The Merger; Plans for the Company.” In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by the Parent or the Offeror, which shall automatically be cancelled and retired) shall automatically be cancelled and extinguished and, other than Shares with respect to which appraisal rights are properly exercised, will be converted into and become a right to receive $11.75 per Share (or any different amount per Share that is paid in the Offer, the “Offer Price”), net to the seller in cash without interest thereon, less any required withholding taxes. The Merger Agreement is more fully described in Section 13 of this Offer to Purchase entitled “The Transaction Documents,” which also contains a discussion of the treatment of stock options.

Tendering stockholders who are record holders of their Shares and tender directly to Computershare Trust Company of New York (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror or Parent will pay all charges and expenses of the Depositary, Innisfree M&A Incorporated (the “Information Agent”) and Cowen and Company, LLC (the “Dealer Manager”) for their respective services in connection with the Offer and the Merger. See Section 18 of this Offer to Purchase entitled “Fees and Expenses.”

The Board of Directors of the Company unanimously determined that the Merger Agreement is advisable, and the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company’s stockholders, and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board of Directors of the Company unanimously recommends that Company stockholders tender their Shares in the Offer.

The Company has advised the Parent that Avondale Partners LLC (“Avondale Partners”), the Company’s financial advisor, rendered its opinion to the Company Board of Directors that, as of February 6, 2007 and based upon and subject to factors and assumptions set forth therein, the $11.75 per Share in cash to be received by the holders of Shares (other than the Company, the Parent, the Offeror and their respective affiliates) in the Offer and the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Avondale Partners, dated February 6, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, will be attached as an exhibit to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) to be filed with the Securities and Exchange Commission (the “SEC”) and will be mailed to the Company’s stockholders with this Offer to Purchase. Avondale Partners provided its opinion for the information and assistance of the Company’s Board of Directors in connection with its consideration of the transactions contemplated by the Merger Agreement. The Avondale Partners opinion is not a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer or how any holder of Shares should vote with respect to the Merger.

The Offer is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to the Merger Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with the Shares then owned by the Parent and the Offeror, represents at least a majority of a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least a majority of (i) all then outstanding Shares, plus (ii) all Shares issuable upon the exercise of all then outstanding Company options that (A) are vested and exercisable as of the then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 120 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), and (B) have an exercise price that is less than the Offer Price, plus (iii) all Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company options) that are exercisable or convertible into, or exchangeable for, Shares (the “Minimum Condition”). See Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations” for a description of all of the conditions to the Offer.

The Company has represented that as of February 5, 2007 there were 19,525,060 shares issued and outstanding, of which 83,695 shares are unvested or are subject to a repurchase option, risk of forfeiture or other condition and that as of February 5, 2007 there were outstanding stock options to purchase 2,898,204 Shares. Neither the Parent nor the Offeror currently beneficially owns any Shares except insofar as the Tender and Voting Agreements described in Section 13 of this Offer to Purchase entitled “The Transaction Documents; Tender and Voting Agreements” may be deemed to constitute beneficial ownership. The Parent disclaims such beneficial ownership. Based on the foregoing, the Offeror believes that approximately 10,112,241 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied, assuming no additional Share issuances by the Company (including pursuant to option exercises). The Company’s directors and executive officers, owning less than one percent (1%) of the Company’s issued and outstanding Shares as of February 5, 2007, already have agreed to tender their Shares into the Offer pursuant to the Tender and Voting Agreements. See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase entitled “Withdrawal Rights.” The term “Expiration Date” means 12:00 Midnight, New York City time, on Tuesday, March 20, 2007 (the “Scheduled Expiration Date”), unless the

Offeror shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

In the Merger Agreement, the Offeror has agreed that it will extend the Offer beyond the Scheduled Expiration Date as follows:

•

if the Minimum Condition is not satisfied at the time of any expiration date of the Offer, then the Offeror will extend the Offer, for up to three (3) successive extension periods of ten (10) business days each in order to permit the satisfaction of the Minimum Condition; provided, however, that Offeror will not be required (and, without the prior written approval of the Company, will not be permitted) to extend the Offer more than three (3) times pursuant to this clause;

•

in the event that (i) any of the conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of the then scheduled expiration date of the Offer and (ii) the Minimum Condition is satisfied at the time of such expiration date, then Offeror will extend the Offer for successive extensions periods of ten (10) business days each in order to permit the satisfaction of such conditions to the Offer; and

•	for any period required by any rule, regulation, interpretation or position of the SEC, the staff of the SEC, or The Nasdaq Stock Market that is applicable to the Offer.

The Offeror’s ability and obligation to extend the Offer is subject to the parties’ right to terminate the Merger Agreement if the Offer and Merger are not consummated by April 30, 2007 (subject to extension to July 31, 2007 under certain circumstances) and the parties’ rights otherwise to terminate the Merger Agreement and Offer pursuant to the terms of the Merger Agreement. The Offeror also may (but is not required to) make available a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of not fewer than three business days nor more than twenty business days. There can be no assurance that the Offeror will exercise its right to extend the Offer.

The Offeror has also agreed in the Merger Agreement that, without the prior written consent of the Company, it will not (A) decrease the Offer Price, (B) change the form of consideration to be paid in the Offer, (C) reduce the number of Shares to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Minimum Condition and the conditions to the Offer set forth in Annex A of the Merger Agreement, (E) amend the conditions to the Offer set forth in Annex A of the Merger Agreement so as to broaden the scope of such conditions to the Offer, (F) amend the conditions to the Offer set forth in Annex A of the Merger Agreement in any manner that is adverse to the holders of Shares, (G) extend the Offer in any manner other than pursuant to and in accordance with the terms of the Merger Agreement, or (H) amend or waive the Minimum Condition.

The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer also is subject to other terms and conditions. See Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.” The Offeror believes the minimum number of Shares that must be tendered in order to achieve the Minimum Condition is approximately 10,112,241.

Subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment) pending the receipt of required governmental consents and all antitrust, competition or merger control consents reasonably deemed necessary by the Parent to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger), or, subject to the limitations set forth in the Merger Agreement, not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the failure of any of the offer conditions, by giving oral or written notice of such delay or termination to the Depositary. The Offeror’s right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right to waive any Offer Condition (other than the Minimum Condition), increase the Offer Price or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The Company has provided the Offeror with the Company’s list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1 entitled “Terms of the Offer” and Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.” In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares,” (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message (as defined below) is utilized), and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to the Depositary of the Offeror’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations,” the Depositary, nevertheless, on behalf of the Offeror, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase entitled “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by the Offeror by reason of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, the Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3. Procedure for Tendering Shares.

Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other “Eligible Guarantor Institution,” as defined in Rule 17Ad-15 under the Exchange Act (collectively, “Eligible Institutions”), unless the Shares tendered thereby are tendered

(i) by a registered holder of Shares who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares nevertheless may be tendered if such tender complies with all of the following guaranteed delivery procedures:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Backup Federal Income Tax Withholding. To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. See Instruction 8 set forth in the Letter of Transmittal.

Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Merger Agreement, as described in Section 1 of this Offer to Purchase entitled “Terms of the Offer”) or any defect or irregularity in the tender of any Shares. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as the attorneys-in-fact and proxies of such stockholder, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 7, 2007), including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute, in his sole discretion, shall deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of the Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Offeror or its designees must be able to exercise full voting rights with respect to such Shares.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer as well as the tendering stockholder’s representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after Wednesday, April 18, 2007; provided, however, that there will be no withdrawal rights during any Subsequent Offering Period. If all conditions to the Offer have been met or waived, the Offeror must pay for all shares tendered and immediately accept and pay for all Shares tendered and not withdrawn prior to the Expiration Date and any

Shares tendered during any Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares,” any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

5. Material U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or are exchanged for cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations, such as insurance companies, tax-exempt organizations or non-U.S. persons, or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar. This discussion does not address any other aspect of U.S. federal taxation or any aspect of state, local or foreign taxation.

The material U.S. federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger to such stockholder, including the application and effect of U.S. federal, state, local, foreign and other tax laws.

The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted income tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts (if any) that are or are deemed to be interest for federal income tax purposes, which will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In general, capital gains recognized by an individual will be subject to (a) a maximum United States federal income tax rate of fifteen percent (15%) if the Shares were held for more than one year, and (b) ordinary income tax rates if held for one year or less. Capital losses may be subject to limits on deductibility.

Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a twenty-eight percent (28%) rate. See Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.” Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Each stockholder should consult with such holder’s own tax advisor as to such holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Tendering stockholders who are not U.S. citizens or U.S. resident aliens should complete the Form W-8BEN included in the Letter of Transmittal in order to avoid backup withholding.

6. Price Range of Shares; Dividends on the Shares.

The Shares currently trade on the Nasdaq Global Market, formerly known as the Nasdaq National Market (“Nasdaq”) under the symbol “SLNK.” The following table sets forth the high and low sales prices per Share for the periods indicated, as reported on published financial sources.

	High	Low
Year Ended December 31, 2005:
First Quarter	$17.87	$13.00
Second Quarter	14.42	9.39
Third Quarter	13.89	10.11
Fourth Quarter	13.57	10.70
Year Ending December 31, 2006:
First Quarter	$13.95	$11.79
Second Quarter	12.70	7.40
Third Quarter	9.30	7.30
Fourth Quarter	10.58	7.86

On February 6, 2007, the last full day of trading before the public announcement by the Company of its execution of an agreement with the Parent and the Offeror to acquire the Company at a price of $11.75 per share, the last sale price of the Company’s common stock reported was $8.56 per share. On February 16, 2007, the last full day of trading before the commencement of the Offer, the closing price of the Company’s common stock reported was $11.66 per share. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8 of this Offer to Purchase entitled “Certain Information Concerning the Company.”

From December 2003 through December 2005, the Company paid quarterly dividends of $0.10 per share. The Company’s current policy is not to pay dividends but, instead, to retain earnings to finance future development. Pursuant to the Merger Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries.

7. Effect of Offer on Listing, Market for Shares and SEC Registration.

The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than the Offeror.

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in Nasdaq, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued inclusion in Nasdaq if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on Nasdaq will be discontinued. In the event the Shares were no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and ten percent (10%) stockholders of the Company would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders’ meetings; and the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

Neither the Parent nor the Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither the Parent nor the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Parent or the Offeror.

General. The Company was incorporated in 1990 and reincorporated in Delaware in 1996. Its principal executive offices are located at 5755 Central Avenue, Boulder, Colorado 80301, and the telephone number of the Company is (303) 440-5330. The Company designs, manufactures and sells workplace wireless telephone systems which complement existing telephone systems by providing mobile communications in a building or campus environment. With the acquisition of KIRK telecom A/S in January 2006, the Company now offers a full range of complete product portfolio that incorporates all major enterprise wireless voice technologies: Wi-Fi, DECT and proprietary systems.

Financial Forecast and Operating Plan. In connection with the Parent’s due diligence review of the Company, except as indicated below, the Parent received from the Company the following forecast of the Company’s financial performance for its first fiscal quarter ending April 30, 2007 and operating plan for the fiscal year ending January 31, 2008. The Parent has been advised by the Company that the Company prepared the fiscal quarter forecast in February 2007 and the full year operating plan in December 2007. The Company did not prepare the forecast or operating plan with a view to public disclosure or compliance with published guidelines of the SEC regarding projections or forecasts, or the guidelines established by the American Institute of Certified Public Accountants regarding the preparation and presentation of financial projections or forecasts. The Company has indicated to the Parent that the Company does not intend to modify such forecast or operating plan prior to the consummation of the Offer.

Company Financial Forecast and Operating Plan

(in thousands, other than per share amounts)

	First Fiscal Quarter Ending April 30, 2007	Full Fiscal Year Ending January 31, 2008
Revenues	$37,500	$172,227
Gross Profit	20,692	98,230
Net Income	814	8,689
Earnings per share	$0.04	$0.44

The Company’s forecasted net income and earnings per share for the first fiscal quarter reflect $1,478,000 in amortization of intangibles and $734,000 in share-based compensation expense. The net income and earnings per share for its full fiscal year operating plan reflects $4,521,000 in amortization of intangibles and $2,934,000 in share-based compensation expense.

Parent did not rely on the amounts in the Company’s forecast or operating plan in deciding whether to enter into the Merger Agreement. Those amounts were not forecasts by the Company of its expected future financial performance, and do not reflect Parent’s forecasts for the expected financial performance of the Company’s business as part of Parent’s consolidated business following the consummation of the Merger. Parent expects that actual results from the Company’s business as part of Parent’s consolidated business following the consummation of the Merger will likely be materially less than the amounts set forth in the Company’s forecast or operating plan.

The foregoing forecast and operating plan constitute forward-looking information and are subject to the risks and uncertainties that could cause actual results to differ materially from the results reflected in such forecast and operating plan. This forecast and operating plan are subjective in many respects and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The forecast and operating plan also reflect numerous assumptions (not all of which were provided to the Parent), all made by management of the Company, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond the Company’s control. Furthermore, the Company’s independent registered public accounting firm did not examine or compile any of the forecast or operating plan, or express any conclusion or provide any assurance with respect to the forecast or operating plan. Accordingly, there can be no assurance that the forecast or operating plan will be realized or that the assumptions made by the Company in preparing the forecast or operating plan will prove accurate. It is expected that there will be differences between the actual and forecast results, and actual results may be materially greater or less than those contained in the forecast and operating plan.

The Offeror and the Parent have included the foregoing forecast and operating plan in this Offer to Purchase solely because such forecast and operating plan were provided to the Parent in connection with its due diligence review of the Company, and the inclusion of such forecast and operating plan in this Offer to Purchase is not intended to indicate that the Offeror or the Parent relied on them when determining whether to proceed with the Offer or the Merger or that they should be considered material to any stockholder’s decision about whether to tender Shares in the Offer.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 4, 2006 and distributed to the Company’s stockholders. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements, and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9. Certain Information Concerning the Offeror and the Parent.

The Offeror is a Delaware corporation incorporated on February 5, 2007, with principal executive offices at 4750 Willow Road, Pleasanton, California 94588. The telephone number of its principal executive offices is (925) 924-6000. To date, the Offeror has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Offeror is a wholly-owned subsidiary of the Parent.

The Parent is a Delaware corporation incorporated in 1990. The Parent’s principal executive offices are located at 4750 Willow Road, Pleasanton, California 94588. The telephone number of the Parent’s principal executive offices is (925) 924-6000. The Parent is a leading global provider of a line of high-quality, easy-to-use communications equipment that enables enterprise users to more effectively conduct video, voice, data and web communications. The Parent’s offerings include a broad range of video conferencing, voice communications, and network systems products, as well as a comprehensive line of professional and maintenance services.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of the Offeror and the Parent and certain other information are set forth on Annex I hereto.

Except as set forth in Section 13 entitled “The Transaction Documents; Tender and Voting Agreements” and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of the Parent and the Offeror and, to the knowledge of the Parent and the Offeror, the persons listed in Annex I hereto or any associate or majority owned subsidiary of the Parent, the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Parent, the Offeror and, to the knowledge of the Parent and the Offeror, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Parent, the Offeror and, to the knowledge of the Parent and the Offeror, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between the Parent, the Offeror, their subsidiaries or, to knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Parent, the Offeror, their subsidiaries or, to the Parent’s and the Offeror’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with the Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase entitled “Certain Information Concerning the Company.”

10. Source and Amount of Funds.

The Parent and the Offeror estimate that it will cost an aggregate of approximately $220 million, net of existing cash and debt, to purchase all the Shares pursuant to the Offer and to pay related fees and expenses. As of December 31, 2006, the Parent and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments in the amount of approximately $473.7 million. The Offeror expects to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer. The Offer is not conditioned upon any financing arrangements.

11. Background of Offer; Past Contacts or Negotiations with the Company.

On March 22, 2006, Sunil Bhalla, Senior Vice President and General Manager, Voice Communications for the Parent, was contacted by John Elms, President and Chief Executive Officer of the Company, to explore potential areas for collaboration.

On March 29, 2006, Mr. Bhalla spoke with Mr. Elms to discuss an OEM relationship and the possibility of a strategic transaction.

On April 6, 2006, Mr. Bhalla communicated to Mr. Elms that the Parent would be interested in having further dialogue and in-person meetings.

Between April 6, 2006 and April 28, 2006, Mr. Bhalla and Mr. Elms communicated from time to time regarding the scheduling of an in-person meeting and the topics for discussion in such a meeting.

On April 28, 2006, Robert Hagerty, the Parent’s Chairman, Chief Executive Officer and President, Michael Kourey, the Parent’s Senior Vice President, Finance and Administration, Chief Financial Officer and Director, and Mr. Bhalla met with Mr. Elms to discuss a potential strategic transaction.

Between April 28 and August 1, 2006, Mr. Bhalla and Mr. Elms periodically discussed the possibility of entering into a strategic transaction.

On August 1, 2006, executives of the Parent met with executives of the Company in Boulder, Colorado to conduct initial business, financial, and legal diligence review of the Company and discuss a potential strategic transaction between the companies.

On August 8, 2006, the Parent and the Company entered into a confidentiality agreement with an effective date of May 24, 2006 in connection with further discussions about a potential business combination.

On August 17, 2006, the Parent and the Company entered into a standstill agreement whereby the Parent agreed, for six months, to refrain from acquiring or attempting to acquire, directly or indirectly, shares of the Company and from taking related actions without the Company’s prior written consent.

On August 23, 2006, Mr. Kourey spoke with Ernest Sampias, the Company’s Executive Vice President and Chief Financial Officer and Leah Maher, the Company’s Executive Vice President and General Counsel, about conducting in-person diligence meetings. Mr. Kourey also provided the Company with a list of requested diligence materials.

On August 28, 2006, Mr. Hagerty, Mr. Kourey, Mr. Bhalla and other representatives of the Parent met with Mr. Elms, Mr. Sampias, Ms. Maher and other Company representatives, and representatives of the Company made presentations regarding financial and technical aspects of the Company’s business to representatives of the Parent and representatives of Cowen and Company, LLC, or Cowen, the Parent’s financial advisor, at an off-site location near the Parent’s headquarters in Pleasanton, California.

On September 1, 2006, Mr. Elms, Ms. Maher and Mr. Sampias, along with representatives of Q Advisors, financial advisors to the Company, met with Mr. Hagerty, Mr. Kourey, Mr. Bhalla and representatives of Cowen at an off-site location in San Ramon, California. At this time, the Parent delivered a non-binding proposal to acquire all the outstanding shares of the Company at a range of per share price from $10.75 to $11.25, subject to customary conditions. Later on September 1, 2007, Mr. Elms stated to Mr. Bhalla that this range did not represent a price that the Company’s Board of Directors deemed acceptable at the time.

On September 6, 2006, Q Advisors notified Cowen to reiterate that the Company had rejected the Parent’s non-binding proposal.

On September 15, 2006, the Parent delivered a letter acknowledging the Company’s rejection of the non-binding proposal and terminating discussions with the Company.

From September 2006 through December 7, 2006, Mr. Elms and representatives of Q Advisors conducted ongoing discussions with representatives of the Parent and representatives of Cowen, respectively, regarding the Parent’s continued interest in a strategic transaction with the Company and about the disparity in the per share price that the Parent may be willing to pay for the outstanding shares of the Company and the per share price that the Company would be willing to accept.

On October 18, 2006, Mr. Elms contacted Mr. Bhalla to continue the discussions about the Parent’s and the Company’s businesses, and a possible strategic transaction between the companies.

On November 18, 2006, Mr. Bhalla informed Mr. Elms via telephone that the Parent would be able to increase the price per share it would be willing to pay to acquire all the outstanding shares of the Company over the offer the Parent previously indicated in September.

On December 7, Mr. Bhalla met with Mr. Elms to discuss re-engaging in discussions regarding a potential business combination. Mr. Bhalla made a non-binding proposal regarding an offer with a purchase price of $12.40 per share for all the outstanding shares of the Company, subject to customary conditions.

On December 11, 2006, Messrs. Kourey and Bhalla held a call with Mr. Elms to discuss the due diligence process.

On December 11, 2006, the Parent provided the Company with a draft exclusivity letter, which contained provisions whereby the Company agreed to cease and refrain from discussions with all other parties regarding any acquisition of the Company as a condition to proceeding with discussions with the Parent.

On December 12, 2006, Mr. Kourey provided Mr. Elms with a list of requested information and topics for a due diligence meeting.

Between December 15, 2006 and January 31, 2007, the Parent and outside advisors for the Parent, including teams from Deloitte & Touche LLP, or Deloitte & Touche, the Parent’s outside financial and tax advisor conducted a detailed diligence examination of the Company and its business both at various off-site and Company on-site locations in Westminster, Colorado and telephonically with representatives of the Company and the Company’s outside advisors.

On December 15, 2006, the Parent and the Company entered into the exclusivity letter agreement that provided that the Company would cease and refrain until January 31, 2007 from discussions with all other parties regarding any acquisition of the Company.

On December 20, 2006, the Parent’s legal advisors from Wilson Sonsini Goodrich & Rosati, Professional Corporation, or WSGR, provided the Company with a draft Merger Agreement. From December 20, 2006, until the execution of the Merger Agreement, the Company and the Parent and their respective representatives exchanged drafts of the Merger Agreement and held extensive negotiations relating to the terms and conditions of the Merger Agreement.

On January 2 and 3, 2007, representatives of the Company, along with Q Advisors, held diligence examination sessions of the Company and its business with representatives of the Parent, Cowen, WSGR, and Deloitte & Touche in Westminster, Colorado.

Between January 4 and 16, 2007, the Parent and its outside advisors continued their due diligence examination regarding the Company and its business, which included meetings with other third party advisors.

On January 9, 2007, Mr. Elms reviewed the Company’s preliminary fourth quarter financial results with Mr. Kourey and Mr. Bhalla.

On January 11, 2007, representatives of the Parent met with Mr. Elms and other representatives of the Company’s KIRK division in Denmark to conduct due diligence in Århus, Denmark at an off-site location.

On January 12, 2007, WSGR distributed an initial draft of the Tender and Voting Agreement.

On January 16, 2007, representatives of the Parent and the Company along with the parties’ respective legal advisors, held in-person discussions regarding the terms and conditions of the Merger Agreement. Following the meeting, WSGR and Fenwick & West, LLP, or Fenwick & West, the Company’s legal advisors, along with representatives of the management of the Parent and the Company, continued to negotiate and discuss the terms of the Merger Agreement.

On January 16, 2007, representatives of Cowen informed representatives of Q Advisors that the Parent intended to reduce its non-binding offer to a per-share price between $11.00 and $11.25 based on the Company’s fourth quarter financial results.

On January 17, 2007, Mr. Kourey conveyed the reduced per-share offer price to Mr. Elms.

On January 20, 2007, Mr. Elms informed Mr. Kourey that the Company would consider an offer from the Parent at a per share price of $12.00. The Parent rejected this proposal.

On January 22, 2007, Mr. Kourey and Mr. Elms further discussed the reduced per-share offer price, and Mr. Elms provided reasons why he believed that the reduced per-share offer price was not adequate.

On January 23, 2007, Mr. Elms informed Mr. Kourey that the Company would be willing to accept $11.75 per share if the Parent was able to meet certain conditions and rapidly conclude the negotiations of the Merger Agreement and other definitive agreements. The Parent responded to the terms communicated to Mr. Kourey, including certain revised terms, in a non-binding letter directed to Mr. Elms later in the evening of January 23. Mr. Elms communicated to Mr. Kourey that the terms of the revised proposal were acceptable to Company.

From January 23, 2007, through the execution of the Merger Agreement, representatives of the Parent and its outside advisors resumed and concluded their due diligence examination regarding the Company and its business.

On January 29, 2007, the Company’s and the Parent’s management, along with representatives of the parties’ respective legal advisors, held in-person discussions regarding the outstanding issues in the Merger Agreement. Following the meeting, representatives of WSGR and Fenwick & West, along with members of management of the Parent and the Company, continued to negotiate and discuss the terms of the Merger Agreement.

On January 31, 2007, Mr. Kourey and Mr. Elms discussed the status of, and open issues relating to, outstanding employment and transition agreements.

Between February 3 and 6, 2007, representatives of the Parent met with some of the key employees of the Company and negotiated employment agreements.

On February 7, 2007, representatives of the Company and the Parent finalized the Merger Agreement and schedules thereto. The Company and the Parent thereafter executed the Merger Agreement. Concurrently, each director and executive officer of the Company executed a Tender and Voting Agreement with the Parent. On the same day, the Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

On February 20, 2007, in accordance with the Merger Agreement, the Parent commenced the Offer for the outstanding shares of Company.

12. Purpose of the Offer; The Merger; Plans for the Company.

Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for the Offeror to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, the Offeror and the Parent intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

Approval. Under the Delaware General Corporation Law (the “DGCL”), the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the

Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. If stockholder approval for the Merger is required, the Parent intends to cause the Company’s Board of Directors to set the record date for the stockholder approval for a date as promptly as practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, we believe the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

Stockholder Meetings. In the Merger Agreement, the Company has agreed, if a stockholder vote is required, to convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger. The Company, acting through its Board of Directors, has further agreed that, if a stockholders’ meeting is convened, the Company’s Board of Directors shall recommend that stockholders of the Company vote to approve the Merger. At any such meeting, all of the Shares then owned by the Parent and the Offeror and by any of the Parent’s other subsidiaries, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger.

Board Representation. See Section 13 of this Offer to Purchase entitled “The Transaction Documents.” The Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that the Parent will designate Christine L. Cavallo, Kathleen M. Crusco, Sayed M. Darwish and Laura J. Durr to serve as directors of the Company following consummation of the Offer. The Offeror expects that such representation would permit the Offeror to exert substantial influence over the Company’s conduct of its business and operations.

Short-form Merger. Under the DGCL, if the Offeror acquires, pursuant to the Offer, at least ninety percent (90%) of the outstanding Shares (the “Short Form Threshold”), the Offeror will be able to approve the Merger without a vote of the Company’s stockholders. In such event, the Parent and the Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. However, if the Offeror does not acquire at least ninety percent (90%) of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Provided that the Company has acquired and paid for the Shares tendered pursuant to the Offer and following the expiration of any subsequent offering period provided pursuant to the Merger Agreement, the Company has agreed to convene a meeting of its stockholders as soon as practicable following consummation of the Offer to consider and vote on the Merger, if a stockholders’ vote is required.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company. The Parent and the Company have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of the Parent and the Company following the completion of the Merger. The integration planning process will include a detailed review of the Company, including its business, operations, properties, assets, products, management, personnel and systems. This integration planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Extraordinary Corporate Transactions. Except as described above or elsewhere in this Offer to Purchase, the Parent and the Offeror have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board of Directors or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

13. The Transaction Documents.

Merger Agreement

The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Parent on February 8, 2007. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

Commencement. The Merger Agreement provides for the commencement of the Offer not later than ten business days after the execution of the Merger Agreement, provided that the Merger Agreement has not been terminated in accordance with its terms and certain events have not occurred and are continuing.

Conditions to Obligations of the Offeror. See Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.”

Schedule 14D-9. The Merger Agreement provides that the Company shall (i) file with the SEC concurrently with the filing by the Parent and the Offeror of the Schedule TO, the Schedule 14D-9 and (ii) cause the Schedule 14D-9 to be mailed to the Company stockholders together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other legal requirements.

Top-Up Option Following Offer. The Company granted to Parent an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in the Merger Agreement, to purchase, at a price per share equal to the Offer Price, that number of shares of common stock (the “Top-Up Option Shares”) equal to the lowest number of shares of common stock that, when added to the number of shares of common stock owned by Parent and its subsidiaries and affiliates at the time of such exercise, shall constitute ten thousand (10,000) shares more than 90% of the shares of common stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that (x) the Top-Up Option shall not be exercisable unless, (A) immediately prior to such exercise, the Offeror and Parent collectively hold Shares in excess of 80% of the Shares then outstanding and (B) immediately after such exercise and the issuance of shares of common stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); (y) that in no event shall the Top-Up Option be exercisable for a number of shares of common stock in excess of the Company’s total authorized and unissued shares of common stock; and (z) in no event shall the Top-Up Option be exercisable for more than an aggregate number of shares of common stock that is equal to 19.9% of the shares of common stock issued and outstanding as of the date hereof (or such greater amount as may be issuable under Rule 4350(i) of the Nasdaq Marketplace Rules without the approval of the Company’s stockholders). Neither Parent nor the Offeror may transfer the Top-Up Option to any other person or entity, other than a wholly-owned direct or indirect subsidiary of the Parent, without the prior written consent of the Company.

The Parent may exercise the Top-Up Option, in whole but not in part, at any one time after the initial acceptance for payment by the Offeror of the Shares pursuant to the Offer (the “Appointment Time”) and prior to the earlier to occur of (i) the effective time of the Merger (the “Effective Time”) and (ii) the termination of the Merger Agreement pursuant to its terms.

Merger. The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer, as soon as practicable after the approval and adoption of the Merger Agreement by the stockholders of the Company, to the extent required by the DGCL, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, the Offeror will be merged with and into the Company, with the Company continuing as the Surviving Corporation in the Merger under the corporate name it possesses immediately prior to the Merger.

Vote Required to Approve Merger. See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; the Merger; Plans for the Company.”

Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by the Parent, the Offeror or the Company, or by any direct or indirect wholly-owned subsidiary of the Parent, the Offeror or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), and (B) Shares owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their dissenters’ rights of appraisal in respect of such Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (or any different amount per Share that is paid in the Offer), without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share.

Treatment of Stock Options. The Merger Agreement provides that Parent shall not assume or otherwise replace any Company option in connection with the transactions contemplated by the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Offeror, the Company or the holders of Company options, each Company option shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company’s common stock that were issuable upon exercise of such Company option immediately prior to the Effective Time and (y) the Offer Price (or any different amount per Share that is paid in the Offer) less the per share exercise price of such Company option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company option, and further understood and agreed that with respect to each Company option for which the exercise price exceeds the Offer Price, such Company option shall be cancelled and extinguished without consideration). Parent shall, or shall cause the Company to, pay to holders of Company options the Option Consideration less applicable taxes required to be withheld with respect to such payments. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The vesting of each outstanding Company option will accelerate in full immediately upon the consummation of the Offer.

Treatment of Employee Stock Purchase Plan. The Merger Agreement provides that each outstanding purchase right under the Company’s employee stock purchase plan shall be cancelled and automatically converted into the right to receive at the Effective Time from the Parent, for each Share issuable under such purchase right, an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the number of Shares issuable to the holder of such purchase right had been exercised immediately prior to the Effective Time and (ii) the amount by which $11.75 exceeds the purchase price under such purchase right. Within five days following the Effective Time, the Parent shall cause the Company to return to participants their respective accumulated payroll contributions not applied to the purchase of Shares under the Company’s employee stock purchase plan, if any. From and after the Effective Time and without application of any waiting period for new employees or similar provision, employees who remain or become employees of the Company, the Parent or any subsidiary of the Parent may participate in the Parent’s employee stock purchase plan, if any, subject to the terms and conditions of that plan.

Conditions to Obligations of All Parties to Merger Agreement. The obligations of each of the parties to effect the Merger are subject to the following conditions:

(a) If approval of the Merger by the Company stockholders is required by Delaware law, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class, as of the record date for such vote (the “Requisite Stockholder Approval”) shall have been obtained;

(b) The Offeror (or the Parent on the Offeror’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn; and

(c) No governmental authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted, or overtly threatened to issue or grant, any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of the Merger.

Board of Directors. Effective upon the Appointment Time (the use of which term shall not, unless the context otherwise requires, depend upon whether the Parent shall exercise its rights under this paragraph) and from time to time thereafter, the Parent shall be entitled to designate up to such number of directors on the Company Board of Directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board of Directors (giving effect to any increase in the number of directors) and (y) a fraction, the numerator of which is the number of Shares held by the Parent and the Offeror (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by the Parent, the Company shall take all action necessary to cause the individuals so designated by the Parent to be elected or appointed to the Company Board of Directors, including (at the election of the Parent) either by increasing the size of the Company Board of Directors or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by the Parent to be elected or appointed to the Company Board of Directors. From time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by the Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board of Directors on (i) each committee of the Company Board of Directors, (ii) each Board of Directors of each subsidiary of the Company, and (iii) each committee of each such Board of Directors of each subsidiary of the Company, in each case to the fullest extent permitted by all applicable legal requirements.

It is currently anticipated that the Parent will designate Christine L. Cavallo, Kathleen M. Crusco, Sayed M. Darwish and Laura J. Durr to serve as directors of the Company following consummation of the Offer. The Offeror expects that such representation would permit the Offeror to exert substantial influence over the Company’s conduct of its business and operations.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties from the Parent, the Offeror and the Company.

Conduct of Company’s Business Pending Merger. Except (a) as contemplated or permitted by the Merger Agreement (or otherwise set forth in the Company’s disclosure schedule) or (b) as approved in advance by the Parent in writing (which approval will not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Appointment Time, each of the Company and each of its subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, in each case subject to good faith disputes over such debts or taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due, and (iv) use commercially reasonable efforts, consistent with the Company’s past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employee, and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

Except (i) as contemplated or permitted by the Merger Agreement (or otherwise set forth in the Company’s disclosure schedule) or (ii) as approved in advance by the Parent in writing (which approval will not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Appointment Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that nothing in this paragraph (a) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company securities or any of the securities of the Company’s subsidiaries, except for (i) the issuance and sale of Shares pursuant to Company options outstanding prior to February 7, 2007 and purchase rights under the Company’s employee stock purchase plan (ii) grants of purchase rights under the Company’s employee stock purchase plan, and (iii) grants to newly hired employees of Company restricted stock under the Company’s 2006 Equity Incentive Plan issued in the ordinary course of business consistent with past practice and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby (including the Offer and the Merger), as long as the aggregate number of Shares subject to such additional Company restricted stock does not exceed 7,500;

(c) acquire or redeem, directly or indirectly, or amend any Company securities or securities of the Company’s subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

(d) other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger); provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

(f)(i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person (as defined below) except with respect to obligations of direct or indirect wholly-owned subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its subsidiaries, or (iv) mortgage or pledge any of its or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Encumbrances (as defined below));

(g) except as may be required by applicable legal requirements, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus, or special remuneration or any benefit to any director, officer or employee, in each case that is not required by any plan or arrangement as in effect as February 7, 2007; provided, however, that this paragraph (g) shall not prevent the Company or any of its subsidiaries from entering into at-will offer letters with new non-officer employees in the ordinary course of business;

(h) forgive any loans to any employees, officers or directors of the Company or any of its subsidiaries, or any of their respective affiliates or associates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the employee plan of the Company or its subsidiaries or agreements subject to the employee plan of the Company or its subsidiaries or any other contract of the Company other than deposits and contributions that are required pursuant to the terms of the employee plan of the Company or its subsidiaries or any agreements subject to the employee plan of the Company or its subsidiaries in effect as of February 7, 2007;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions which are material to the Company, individually or in the aggregate, except (i) transactions pursuant to existing contracts, (ii) the sale of goods or grants of non-exclusive licenses with respect to Company owned or licensed intellectual property in the ordinary course of business consistent with past practice, or (iii) the purchase of goods or services in the ordinary course of business consistent with the Company’s past practices;

(l) except as may be required as a result of a change in applicable legal requirements or in GAAP, make any change in any of the accounting principles or practices used by it;

(m)(i) make or change any material tax election (unless required by applicable legal requirements, provided that in such event the Company shall give Parent advance written notice of the election or change to the election and an opportunity to discuss in good faith such election or change prior thereto), (ii) settle or compromise any tax liability, (iii) adopt or change any tax accounting method, or (iv) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

(n) enter into a Company IP Agreement (as defined below) or amend in any material respect any Company IP Agreement or grant any release or relinquishment of any material rights under any Company IP Agreement or terminate a Company IP Agreement, in each case other than in the ordinary course of business consistent with past practice;

(o) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee); modify, amend or exercise any right to renew any lease or sublease of real property or waive any term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(p)(i) grant any rights or licenses with respect to any Company IP (as defined below) (except as provided in paragraph (k) of this section), (ii) sell, lease or otherwise divest any rights in any Company IP, (iii) purchase or license (except as provided paragraph (k) of this section) any Intellectual Property Rights (as defined below) or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any person or entity, (iv) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property (as defined below) or Intellectual Property Rights with a third party, other than consulting and other similar service contracts entered into in the ordinary course of business consistent with the Company’s past practices, or (v) enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company, other than, in the case of clause (v), any contract entered into in the ordinary course of business consistent with the Company’s past practices;

(q)(i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any contract other than in the ordinary course of business which would be reasonably expected to result in a Company Material Adverse Effect (as defined below) or (iii) authorize, incur or commit to incur any new capital expenditure(s) which individually or in the aggregate, is or are material to the Company; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts; and, provided further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

(r) settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings, claims and other liabilities (i) reflected or reserved against in full in the consolidated balance sheet of the Company and its subsidiaries as of September 30, 2006 (the “Balance Sheet”) or incurred since September 30, 2006 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole;

(s) except as required by applicable legal requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) except as required by applicable legal requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than a stockholders’ meeting held to vote on the adoption of the Merger Agreement;

(u) hire any employee without requiring them to execute the Company’s standard form of confidentiality and inventions assignment agreement;

(v) enter into a contract to do any of the foregoing; or

(w) knowingly take any action with the intention of (i) causing any of the conditions to the Offer to not be satisfied, or (ii) making any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect, or (iii) materially impairing the ability of the Company to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) in accordance with the terms of the Merger Agreement or materially delay such consummation.

Under the Merger Agreement, “Company IP” means all Intellectual Property and Intellectual Property Rights (as such terms are defined below) that are either owned by or licensed to the Company or its subsidiaries by third parties.

Under the Merger Agreement, “Intellectual Property” means any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information, including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools and (iv) any similar or equivalent property of any of the foregoing (as applicable).

Under the Merger Agreement, “Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein; and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

Under the Merger Agreement, “Company IP Agreement” means an agreement (i) under which the Company or any of its subsidiaries uses or has the right to use intellectual property and intellectual property rights that are licensed to the Company or any of its subsidiaries by third parties, other than licenses and related services agreements for commercially available software that is used by the Company but not incorporated into Company products and that has not been substantially customized for use by the Company, or Company IP that is not material, or (ii) under which the Company or any of its subsidiaries has licensed to others the right to use or agreed to transfer any of the intellectual property owned or licensed by the Company, other than customer licenses and other agreements entered into in the ordinary course of business.

Under the Merger Agreement, “Company Material Adverse Effect” means any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, (i) is or is reasonably likely to have a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities, financial condition or results of operations of the Company taken as a whole with its subsidiaries, or (ii) would reasonably be expected to materially impede the ability of Parent, Offeror and the Company to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof and any laws or other legal requirements; provided, however, that none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would, could or is reasonably likely to occur:

•

any changes resulting from, relating to or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole;

•

any changes resulting from, relating to or arising out of general market, economic or political conditions in the industries in which the Company or any of its subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its subsidiaries conduct business;

•	any changes or effects resulting from, directly arising out of or directly related to the announcement or pendency of the Merger Agreement and the transactions contemplated thereby;

•

changes in generally accepted accounting principles, as applied in the United States (“GAAP”), or third party changes in the interpretation of GAAP, pursuant to which the Company is required to change its prior accounting policies or practices;

•	changes in legal requirements;

•	the failure to take any action as a result of any restrictions or prohibitions set forth in the Merger Agreement;

•

any legal claims or other legal proceedings made or brought by any stockholders of the Company or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to the Merger Agreement or any of the transactions contemplated hereby (including the Offer and the Merger);

•

a change, by itself, in the trading price of a share of the Company’s common stock, provided that the underlying causes of any such change may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this definition; or

•

any failure by the Company to meet (A) any analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (B) the Company’s internal projections or forecasts of its own revenue, earnings or other financial performance or results of operations for any period, in any case under (A) or (B) above in and of itself, provided that the underlying causes of such failure may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this definition.

Under the Merger Agreement, “Permitted Encumbrances” means (i) liens for taxes not yet due and payable or taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (ii) liens of landlords and carriers, warehousemen, mechanics and materialmen and other similar liens arising in the ordinary course of business for sums not yet due and payable, and (iii) statutory liens existing as of the date of closing of the Merger and claimed or held by any governmental authority that are related to obligations that are not due or delinquent.

Nonsolicitation Obligation. The Company and its subsidiaries have agreed to cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (as defined below). The Company has further agreed to promptly (and in any event by February 12, 2007) request in writing each person which has heretofore executed a confidentiality agreement in connection its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company, and the Company has agreed to use commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement). Such written requests shall contain a notice to each Person that any information that is sent to the Company in the future will not be treated as confidential pursuant to such confidentiality agreement.

Under the Merger Agreement, “Person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental authority.

At all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Appointment Time, the Company and its subsidiaries shall not, and shall use reasonable efforts to cause their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by any of them not to (and shall not authorize or knowingly permit any of them to), directly or indirectly, (i) solicit, initiate, or knowingly encourage, knowingly facilitate or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish or make available to any Person (other than (A) the Parent, the Offeror or any designees of the Parent or the Offer, or (B) a customer or potential customer in the ordinary course of business consistent with past Company practices, (C) a governmental authority, or (D) any other third party to whom the Company has contractual obligations to provide such information if and solely to the extent necessary to comply with existing contractual obligations in the ordinary course of business consistent with past Company practices) any material non-public information relating to the Company or any of its subsidiaries, including by affording access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any Person (other than (A) the Parent, the Offeror or any designees of the Parent or the Offeror, (B) a customer or potential customer in the ordinary course of business consistent with past Company practices, (C) a governmental authority, or (D) any other third party to whom the Company has contractual obligations to provide such information if and solely to the extent necessary to comply with existing contractual obligations in the ordinary course of business consistent with past Company practices), in any case with the intent to facilitate an Acquisition Proposal or under facts and circumstances that would reasonably be expected to facilitate an Acquisition Proposal or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction (as defined below) (other than a confidentiality agreement as permitted by the Merger Agreement, as described below); or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its subsidiaries and any Person (other than the Parent); provided, however, that notwithstanding the foregoing, prior to the Appointment Time, the Company Board of Directors may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the non-solicitation provisions of the Merger Agreement, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing any non-public information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in that certain Confidentiality Agreement dated May 24, 2006, by and between the Parent and the Company, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company or any of its subsidiaries shall have breached or violated (or be deemed, pursuant to the terms of the Merger Agreement described above, to have breached or violated) the terms of the Merger Agreement described above, (2) the Company Board of Directors reasonably determines in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the stockholders of the Company under Delaware law, (3) at least forty eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives the Parent written notice of the identity of such Person and all of the terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give the Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to the Parent (to the extent such information has not been previously furnished by the Company to the Parent).

In addition to the obligations of the Company set forth in the preceding paragraph, the Company shall promptly, and in all cases within twenty-four hours of its receipt, advise the Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

The Company shall keep the Parent promptly informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide the Parent with at least forty-eight hours prior written notice of a meeting of the Company Board of Directors at which the Company Board of Directors is reasonably expected to consider an Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal, or a request to provide nonpublic information to any Person in connection with a potential Acquisition Proposal.

Change in Board Recommendation. The Company Board of Directors may change its unanimous recommendation in favor of the Offer and Merger if, and only if: (i) the Company Board of Directors has received an Acquisition Proposal that constitutes a Superior Proposal, (ii) neither the Company nor any of its subsidiaries shall have breached or violated (or be deemed, pursuant to the terms of the Merger Agreement, to have breached or violated) the provisions of Merger Agreement described above in “Nonsolicitation Obligations” in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (iii) the Company Board of Directors reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the Parent pursuant to clause (v) below), that, in light of such Superior Proposal, the Company Board of Directors is required to change its recommendation in favor of the Offer and Merger in order to comply with its fiduciary duties to the Company stockholders under Delaware law, (iv) prior to effecting such change in recommendation, the Company Board of Directors shall have given the Parent at least five business days notice thereof and the opportunity to meet with the Company Board of Directors and its outside legal counsel, all with the purpose and intent of enabling the Parent and the Company to discuss in good faith a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected, and (v) the Parent shall not have made, within five business days after receipt of the Company’s written notice of its intention to effect such a change in recommendation, a counter-offer or proposal that the Company Board of Directors reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company stockholders as such Superior Proposal.

Nothing in the Merger Agreement shall prohibit the Company Board of Directors from (i) taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) subject to compliance with the terms of the Merger Agreement described in the preceding paragraph if the disclosure relates to a Superior Proposal, making any disclosures to the Company stockholders that the Company Board of Directors determines in good faith (after consultation with outside legal counsel) that the Company Board of Directors is required to make in order to comply with its fiduciary duties to the Company stockholders under Delaware law, provided however, that, in each case, any statement(s) made by the Company Board of Directors pursuant to the foregoing shall be subject to the terms and conditions of the Merger Agreement, including the provisions described below in “Termination” and “Expenses; Termination Fee.”

Under the Merger Agreement, “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Parent or the Offeror) relating to any Acquisition Transaction.

Under the Merger Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any acquisition or purchase from the Company or any of its subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in, or other outstanding voting securities of, the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company or of one or more of its subsidiaries that, individually or in the aggregate, is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC (in each case measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its subsidiaries or (iv) any combination of the foregoing.

Under the Merger Agreement, “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of the Company (whether by tender or exchange offer, merger, consolidation, amalgamation, recapitalization or other similar transaction) (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal subject only to customary terms and conditions) and (ii) with respect to which the Company Board of Directors shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by the Parent pursuant to the Merger Agreement) that (A) the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed within a reasonable time period, and (B) the proposed Acquisition Transaction, if consummated in accordance with its terms within a reasonable time period, would be more favorable to the holders of Shares (in their capacity as such), from a financial point of view, than the transactions contemplated by the Merger Agreement, including the Offer and the Merger (or any counter-offer or proposal made by the Parent pursuant to the Merger Agreement).

Termination. The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time:

(a) by mutual written agreement of the Parent and the Company; or

(b) by either the Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement (subject to any required extensions of the Offer pursuant to the terms of the Merger Agreement) without the Offeror (or the Parent on the Offeror’s behalf) having accepted for payment any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph (b) shall not be available to any party to the Merger Agreement whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in the first paragraph of Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations” having failed to be satisfied, or (ii) in the expiration or termination of the Offer (subject to any required extensions of the Offer pursuant to the terms of the Merger Agreement) in accordance with the terms of the Merger Agreement without the Offeror (or the Parent on the Offeror’s behalf) having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Merger Agreement; or

(c) by either the Parent or the Company, if the Offer shall not have been consummated on or before April 30, 2007 (the “Initial Termination Date”); provided however, that, in the event a condition to the Offer set forth in clause (A) of first paragraph of Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations” shall not have been satisfied on or prior to the Initial Termination Date (the “Unsatisfied Condition”) and all other conditions to the Offer set forth in the first paragraph of Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations” shall have been satisfied on or prior to the Initial Termination Date, either the Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until the earlier of ten (10) business days following satisfaction of the Unsatisfied Condition or July 31, 2007 (the “Extended Termination Date”); and, provided further, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party to the Merger Agreement whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations” having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) in the expiration or termination of the Offer (subject to any required extensions of the Offer pursuant to the terms of the Merger Agreement) in accordance with the terms of the Merger Agreement without the Offeror (or the Parent on the Offeror’s behalf) having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Merger Agreement; or

(d) by the Company:

(i) in the event (A) of a breach of any covenant or agreement on the part of the Parent or the Offeror set forth in the Merger Agreement or (B) that any of the representations and warranties of the Parent and the Offeror set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as would prevent, or would be reasonably likely to prevent, the Parent and the Offeror from consummating the Offer in accordance with the terms of the Merger Agreement; provided, however, that, notwithstanding the foregoing, in the event that such breach by the Parent or the Offeror or such inaccuracies in the representations and warranties of the Parent or the Offeror are curable by the Parent or the Offeror through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate the Merger Agreement pursuant to this subparagraph (d)(i) until the earlier to occur of (1) the expiration of a thirty calendar day period after delivery of written notice from the Company to the Parent of such breach or inaccuracy, as applicable or (2) the Parent or the Offeror ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Parent or the Offeror continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate the Merger Agreement pursuant to this subparagraph (d)(i) if such breach or inaccuracy by the Parent or the Offeror is cured within such thirty calendar day period); or

(ii) immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company received such Superior Proposal other than as a result of a breach or violation by the Company or any of its subsidiaries of the terms of the Merger Agreement set forth in “Nonsolicitation Obligations” and “Change in Board Recommendation” (or be deemed, pursuant to the terms of the Merger Agreement, to have breached or violated such terms) in connection with such Superior Proposal, (B) subject to the terms of the Merger Agreement, the Company Board of Directors has changed its recommendation in favor of the Offer and Merger and authorized the Company to enter into a definitive agreement in connection with such Superior Proposal, (C) the Company has notified the Parent in writing that the Company Board of Directors intends to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include the most current version of such definitive agreement and the identity of the Person making such Superior Proposal, all with the purpose and intent of enabling the Parent and the Company to discuss in good faith a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected, (D) the Parent shall not have made, within the five business day period contemplated by the Merger Agreement, a counter-offer or proposal that the Company Board of Directors reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to the Company stockholders as such Superior Proposal, (E) concurrently with the termination of the Merger Agreement, the Company pays to the Parent the Termination Fee payable as set forth below in “Expenses; Termination Fee,” and (E) immediately following such termination of the Merger Agreement, the Company enters into a definitive agreement to effect such Superior Proposal; or

(e) by the Parent:

(i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement or (B) that any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in part (C)(1) and (C)(2) of the first paragraph of Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations,” respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that, notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then the Parent shall not be permitted to terminate the Merger Agreement pursuant to this subparagraph (e)(i) until the earlier to occur of (1) the expiration of a thirty calendar day period after delivery of written notice from the Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Parent may not terminate the Merger Agreement pursuant to this subparagraph (e)(i) if such breach or inaccuracy by the Company is cured within such thirty calendar day period); or

(ii) in the event that, following the execution and delivery of the Merger Agreement, there shall have occurred and be continuing a Company Material Adverse Effect (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement caused or contributed to the occurrence of such Company Material Adverse Effect; or

(iii) in the event that a Triggering Event (as defined below) shall have occurred. For all purposes of and under the Merger Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have breached (or be deemed, pursuant to the terms thereof, to have breached) in any material respect the provisions of the Merger Agreement set forth above in “Nonsolicitation Obligations” and “Change in Board Recommendation”; (B) the Company Board of Directors or any committee thereof shall have for any reason changed its recommendation in favor of the Offer and Merger; (C) the Company shall have failed to include the recommendation in favor of the Offer and Merger in the Schedule 14D-9 or to permit the Parent to include the recommendation in favor of the Offer and Merger in the Offer Documents; (D) the Company Board of Directors or any committee thereof shall have for any reason approved, or recommended that the Company stockholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (E) the Company shall not have entered into a letter of intent memorandum of understanding or contract (other than a confidentiality agreement contemplated by the Merger Agreement) accepting or agreeing to discuss or negotiate any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (F) an Acquisition Proposal (whether or not a Superior Proposal) shall have been published or delivered to the Company stockholders (and not withdrawn) by a Person unaffiliated with the Parent and, within ten business days after such notice is first delivered to the stockholders of the Company, the Company shall not have published or delivered to the Company stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Company Board of Directors recommendation in favor of the Offer and Merger and unconditionally recommending that the Company stockholders reject such Acquisition Proposal and not tender any Shares into such Acquisition Proposal if made in the form of a tender or exchange offer.

Notwithstanding the prior adoption of the Merger Agreement by the Company stockholders in accordance with Delaware law, the Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time by either the Parent or the Company if any governmental entity of competent jurisdiction shall have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Offer and the Merger) any law, statute, rule or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), or (b) issued or granted any order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), and such order has become final and non-appealable.

In the event of its termination, the Merger Agreement shall be of no further force or effect without liability of any party or parties to the Merger Agreement, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties to the Merger Agreement, as applicable, except (a) for the terms of Section 7.9 (Confidentiality), Section 7.10 (Public Disclosure)

Section 9.3 (Notice of Termination; Effect of Termination), and Section 9.4 (Fees and Expenses) and Article X (General Provisions) of the Merger Agreement, each of which shall survive the termination of the Merger Agreement and (b) that nothing therein shall relieve any party or parties to the Merger Agreement, as applicable, from liability for any willful breach of, or fraud in connection with, the Merger Agreement. In addition to the foregoing, no termination of the Merger Agreement shall affect the obligations of the parties to the Merger Agreement set forth in the Confidentiality Agreement, all of which obligations shall survive termination of the Merger Agreement in accordance with their terms.

Expenses; Termination Fee. Except with respect to any filing and other similar fees incurred in connection with filings made pursuant to the HSR Act as described in Section 16 of this Offer to Purchase entitled “Certain Regulatory and Legal Matters” (which the parties have agreed to share equally) and except as set forth in the next three paragraphs, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

In the event that the Merger Agreement is terminated by the Parent pursuant to paragraph (e)(iii) of subsection “Termination” above, within one business day after demand by the Parent, the Company shall pay to the Parent a fee of $7,600,000 (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent.

The Company shall pay to the Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated by the Parent, within one business day after demand by the Parent, in the event that (A) (1) the Merger Agreement is terminated by the Parent or the Company pursuant to paragraphs (b) or (c) of subsection “Termination” above, or (2) the Merger Agreement is terminated by the Parent pursuant to paragraph (e)(i) of subsection “Termination” above; (B) following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for a termination of the Merger Agreement (in the case of any termination referred to in clause (A)(2) above), a proposal for a Company Acquisition Transaction (as defined below) shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company; and (C) within twelve months following the termination of the Merger Agreement, either a Company Acquisition Transaction (as defined below) (whether or not the Company Acquisition Transaction referenced in the preceding clause (B)) is consummated or, within such twelve (12) month period, the Company enters into a letter of intent, memorandum of understanding or contract providing for a Company Acquisition Transaction (whether or not the Company Acquisition Transaction referenced in the preceding clause (B)) and such Company Acquisition Transaction is consummated; provided, however, that the additional condition to payment that a Company Acquisition Transaction be so consummated shall not apply in the event that the Company terminates the Merger Agreement.

In the event that the Merger Agreement is terminated by the Company pursuant to paragraph (d)(ii) of subsection “Termination” above, prior and as a condition to the effectiveness of such termination, the Company shall pay to the Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent.

For purposes of this section, the term “Company Acquisition Transaction” shall have the same meaning as the term “Acquisition Transaction” under the Merger Agreement, except that (i) all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be “forty percent (40%)” for purposes of this definition of a “Company Acquisition Transaction” and (ii) the reference to “eighty five percent (85%)” in the definition of “Acquisition Transaction” shall be deemed to be “sixty percent (60%)” for purposes of this definition of a “Company Acquisition Transaction.”

Tender and Voting Agreements

The following individuals, as owners of the Shares and Shares issuable upon exercise of outstanding options or warrants next to their names below, entered into tender and voting agreements with the Parent (the “Tender and Voting Agreements”) that, among other things (i) restrict the transfer of their Shares, (ii) obligate them to vote their Shares in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, and (iii) obligate them to tender all their Shares.

Stockholder	Shares Owned	Shares issuable upon exercise of outstanding options
Carl Carman	75,671	55,000
Anthony Carollo	10,000	50,000
John Elms	10,200	530,000
Masood Garahi	0	135,000
John Kelley	4,139	250,000
Gerald Laber	8,500	60,000
Ole Lysgaard Madsen	0	100,000
Leah Maher	27,786	40,000
Ernest Sampias	15,000	100,000
Werner Schmuecking	2,500	60,000

Based on the number of Shares outstanding as of February 5, 2007, the number of Shares owned by the stockholders that entered into the Tender and Voting Agreements (excluding the shares issuable upon exercise of outstanding options set forth above) represent less than one percent (1%) of the Company’s issued and outstanding common stock. This summary is qualified in its entirety by reference to the Form of Tender and Voting Agreement, which is filed as Exhibit (d)(2) to the Schedule TO filed by the Parent and the Offeror on February 20, 2007 and is incorporated by reference herein.

14. Dividends and Distributions.

The Merger Agreement provides that the Company will not, among other things (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or its subsidiaries, except for (i) the issuance and sale of Shares pursuant to Company options outstanding prior to February 7, 2007 and purchase rights under the Company’s employee stock purchase plan, (ii) grants of purchase rights under the Company’s employee stock purchase plan, and (iii) grants to newly hired employees of Company restricted stock under the Company’s 2006 Equity Incentive Plan issued in the ordinary course of business consistent with past practice and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby (including the Offer and the Merger), as long as the aggregate number of Shares subject to such additional Company restricted stock does not exceed 7,500, or (b) other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (b) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole. See Section 13 of this Offer to Purchase entitled “The Transaction Documents.”

15. Conditions to the Offeror’s Obligations.

The Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC pay for any tendered Shares, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement) if (A) (x) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall not have expired or been terminated, and (y) all other antitrust, competition or merger control consents reasonably deemed necessary by the Parent to consummate the transactions contemplated by the Merger Agreement shall not have been received, either unconditionally or on terms reasonably satisfactory to the Parent, (B) a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least a majority of (i) all then outstanding Shares, plus (ii) all Shares issuable upon the exercise of all then outstanding Company options that (A) are vested and exercisable as of the then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 120 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), and (B) have an exercise price that is less than the Offer Price, plus (iii) all Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company options) that are exercisable or convertible into, or exchangeable for, Shares have not been validly tendered in accordance with the terms of the Offer and not withdrawn, or (C) any of the following shall have occurred:

(1) any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct in all respects as of the date of the Merger Agreement, or (ii) shall not be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of such date, except, (A) in the case of the foregoing clauses (i) and (ii), for any failure to be so true and correct as has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such Company Material Adverse Effect qualifier will not apply to the representations and warranties set forth in Section 2.2(a) (Company Determinations, Approvals and Recommendations), Section 4.3 (Authorization), and Sections 4.4(a), 4.4(b) and 4.4(c) (Capitalization) of the Merger Agreement (collectively, the “Special Representations”), each of which individually must be true and correct in all material respects on and as of the Expiration Date, (B) for changes contemplated by the Merger Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date except as is not reasonably likely to have a Company Material Adverse Effect); and, provided further, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this clause (C)(1) (i) all Company Material Adverse Effect and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in Section 4.10(a) (Absence of Certain Changes) of the Merger Agreement shall not be disregarded pursuant to the terms of this proviso) and (ii) any update of or modification to the Company’s disclosure schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded;

(2) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Merger Agreement;

(3) there shall be pending or overtly threatened any suit, action or proceeding by any governmental authority against the Parent, the Offeror, the Company or any subsidiary of the Company (i) challenging the acquisition by the Offeror (or the Parent on the Offeror’s behalf) of any Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Tender and Voting Agreements (including the voting provisions thereunder), (ii) seeking to impose material limitations on the ability of the Offeror (or the Parent on the Offeror’s behalf), or render the Offeror (or the Parent on the Offeror’s behalf) unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iii) seeking to prohibit or impose any limitations on the ownership or operation by the Parent (or any of its subsidiaries) of all or any portion of businesses or assets of the Parent, the Company or any of their respective subsidiaries or the Company and its subsidiaries taken as a whole with Parent’s voice business segment, or to compel the Parent, the Company or any of their respective subsidiaries to dispose of or hold separate any portion of the businesses or assets of the Parent, the Company or any of their respective subsidiaries, in any such case in a manner that would be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the Company and its subsidiaries taken as a whole with the Parent’s voice business segment, (iv) seeking to impose material limitations on the ability of the Parent or the Offeror effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company stockholders, or (v) which otherwise would be reasonably expected to have a Company Material Adverse Effect;

(4) any governmental authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) any law, statute, rule or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), (ii) issued or granted, or overtly threatened to issue or grant, any judgment, order or injunction (whether temporary, preliminary or permanent) that is in effect and has (or would be reasonably expected to have) the effect of making any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), or (iii) taken or overtly threatened any other action that would be reasonably expected to have any of the consequences referred to in clauses (i) through (v), inclusive, of the immediately preceding paragraph (3);

(5) any Company Material Adverse Effect shall have occurred following the execution and delivery of the Merger Agreement (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement caused or contributed to the occurrence of such Company Material Adverse Effect) and continue to exist;

(6) any Triggering Event shall have occurred; or

(7) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time prior to the Expiration Date (provided that all conditions to the Offer other than those dependent upon receipt of governmental approvals or material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent must be satisfied or waived prior to the Expiration Date) in the sole discretion of the Parent or the Offeror; provided, however, that (i) the Minimum Condition and (ii) the conditions relating to the termination of the waiting period under the HSR Act, pending or overtly threatened suits by a governmental authority or laws or judgments by a governmental authority making the Offer illegal or preventing the Offer, if the waiver of such conditions would be reasonably likely to create any material liability to the directors or officers of the Company, can be waived only with the prior written consent of the Company. The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Regulatory and Legal Matters.

Except as set forth in this Section 16, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. However, the Offeror and the Parent, together with their advisors, are currently reviewing whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror’s right to decline to purchase Shares if any of the offer conditions shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of if any such approvals were not obtained or other action taken.

Antitrust Matters.

United States. The HSR Act provides that the acquisition of Shares by the Offeror may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the HSR Act require the filing of a Notification and Report Form (the “Form”) with the Division and the FTC by the Offeror and the Company and provide that the acquisition of Shares under the Offer may not be consummated earlier than fifteen days after receipt of the Form by the Division and the FTC from the Offeror. Within such fifteen day period the Division or the FTC may request additional information or documentary material from the Offeror and the Company. In the event of such request, the acquisition of Shares under the Offer may not be consummated until ten days after receipt of such additional information or documentary material by the Division or the FTC from the Offeror and the Company. The Parent and the Company anticipate filing their respective Forms with the Division and the FTC following the commencement of the Offer.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for trading on Nasdaq. The Parent currently intends to and will cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act upon completion of the Merger.

State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15 of this Offer to Purchase entitled “Conditions to the Offeror’s Obligations.”

17. Appraisal Rights.

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders’ vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Offer Price.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

18. Fees and Expenses.

Except as set forth below, neither the Offeror nor the Parent will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Cowen and Company, LLC (“Cowen”) has acted as financial advisor to the Parent in connection with this transaction and is acting as Dealer Manager in connection with the Offer. The Parent has agreed to pay Cowen a customary fee for its services as financial advisor and Dealer Manager and reimburse its reasonable out-of-pocket-expenses. The Parent and the Offeror have also agreed to indemnify Cowen and related persons against certain liabilities and expenses in connection with its engagement as financial advisor and Dealer Manager, including certain liabilities and expenses under the federal securities laws.

The Offeror has retained Innisfree M&A Incorporated as Information Agent and Computershare Trust Company of New York as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary also will be indemnified by the Offeror against certain liabilities in connection with the Offer.

19. Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Cowen or by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

The Offeror has filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase entitled “Certain Information Concerning the Company.”

Spyglass Acquisition Corp.

February 20, 2007

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror are set forth below as of February 20, 2007. The business address of each director and officer is in care of Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Offeror.

None of the directors and officers of the Offeror listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Sayed M. Darwish	41	Mr. Darwish was elected President and Secretary in February 2007. He has been a director since February 2007. Please see below under “Directors and Executive Officers of the Parent” for current principal occupation with the Parent and for five-year employment history.

Laura J. Durr	46	Ms. Durr was elected Vice President and Secretary in February 2007. She has been a director since February 2007. Please see below under “Directors and Executive Officers of the Parent” for current principal occupation with the Parent and for five-year employment history.

Kathleen M. Crusco	41	Ms. Crusco was elected Treasurer and Assistant Secretary in February 2007. She has been a director since February 2007. Ms. Crusco has served as the Vice President, Worldwide Finance of the Parent since March 2005. Prior to that, she served as Vice President, Worldwide Controller of the Parent since January 2002 and as its Principal Accounting Officer since August 2002. Before joining Polycom, Ms. Crusco was Vice President, Worldwide Controller at Documentum, Inc and, prior to that, Director of Finance at Adaptec, Inc. Ms. Crusco also had various positions for over ten years at Price Waterhouse, LLP, including Senior Audit Manager.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent are set forth below. The business address of each director and executive officer is Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with the Parent.

None of the directors and executive officers of the Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and executive officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Directors:

Robert C. Hagerty*	54	Mr. Hagerty joined the Parent in January 1997 as its President and Chief Operating Officer and as a member of its Board of Directors. In July 1998, Mr. Hagerty was named Chief Executive Officer, and in March 2000, Mr. Hagerty was named Chairman of the Board of Directors. Prior to joining the Parent, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications. He also held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech’s retail division and worldwide operations. In addition, Mr. Hagerty’s career history includes positions as Vice President, High Performance Products for Conner Peripherals, Director of Manufacturing Operations and General Manager for Signal Corporation, and Operations Manager for Digital Equipment Corporation. Mr. Hagerty currently serves as a member of the Board of Directors of Modulus Video, Inc. and Palm, Inc.

Michael R. Kourey*	47	Mr. Kourey has been one of the Parent’s directors since January 1999. Mr. Kourey has served as its Senior Vice President, Finance and Administration since January 1999 and as its Chief Financial Officer since January 1995. He also served as Vice President, Finance and Administration from January 1995 to January 1999, Vice President, Finance and Operations from July 1991 to January 1995, Secretary from June 1993 to May 2003 and Treasurer from May 2003 to May 2004. Mr. Kourey currently serves as a member of the Board of Directors of Riverbed Technology, Inc. Prior to joining the Parent, he was Vice President, Operations of Verilink Corporation.

Betsy S. Atkins	51	Ms. Atkins has been a director of the Parent since April 1999. Ms. Atkins is the Chief Executive Officer of Baja Corporation LLC, an early stage venture capital company investing in technology and life sciences. Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a nutraceutical manufacturing company, from 1990 to 1993. Ms. Atkins was a founder and director of Ascend Communications Corporation, and from 1989 to 1999, she was its Vice President of Marketing and Sales. Ms. Atkins is also a director of Chico’s FAS, Inc., Reynolds American Inc., SunPower Corporation, and a number of private companies.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
John Seely Brown	66	Mr. Brown has been a director of the Parent since August 1999. Mr. Brown was the Chief Scientist at Xerox Corporation from 1992 to April 2002. Mr. Brown was the director of Xerox’s Palo Alto Research Center from 1990 to May 2000. In addition, Mr. Brown is a co-founder of the Institute of Research on Learning, a member of the National Academy of Education and a fellow of the American Association for Artificial Intelligence. Mr. Brown serves on the boards of Amazon.com, Inc., Corning Incorporated, and Varian Medical Systems, Inc.

David G. DeWalt	42	Mr. DeWalt has been a director of the Parent since November 2005. Mr. DeWalt currently serves as Executive Vice President, EMC Software Group, EMC Corporation, and the President of EMC’s Documentum and Legato Software divisions, positions which he has held since July 2004. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001, and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Prior to joining Documentum in 1999, Mr. DeWalt was the Founding Principal and Vice President of Eventus Software, a web content software company, from August 1997 to December 1998. Following the 1998 acquisition of Eventus by Segue Software, an e-business software company, Mr. DeWalt served as Segue’s Vice President, North American sales.

Durk I. Jager	63	Mr. Jager has been a director of the Parent since January 2003. Mr. Jager is the former Chairman of the Board, President and Chief Executive Officer of The Procter & Gamble Company. He left these positions in July 2000. He was elected to the position of Chief Executive Officer in January 1999 and Chairman of the Board effective September 1999, while continuing to serve as President since 1995. He served as Executive Vice President from 1990 to 1995. Mr. Jager joined The Procter & Gamble Company in 1970 and was named Vice President in 1987. Mr. Jager is also a director of Chiquita Brands International, Inc. and Eastman Kodak Company and sits on the supervisory boards of Royal KPN N.V. and Royal Wessanen nv.

John A. Kelley, Jr.	57	Mr. Kelley has been a director of the Parent since March 2000 and served as the Chairman of McDATA Corporation, a data infrastructure solutions provider, from February 2004 through its acquisition by Brocade Communications Systems, Inc. in January 2007. Mr. Kelley joined McDATA in August 2001 as President and Chief Operating Officer, and was named President and Chief Executive Officer in August 2002. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of Networks at Qwest Communications from August 2000 to December 2000. He served as President of Wholesale Markets for U S West from May 1998 to July 2000. From 1995 to April 1998, Mr. Kelley served as Vice President and General Manager of Large Business and Government Accounts and President of Federal Services for U S West. Prior to joining U S West, Mr. Kelley was the Area President for Mead Corporation’s Zellerbach Southwest Business Unit from 1991 to 1995, and has held senior positions at Xerox and NBI. Mr. Kelley is also a director of Colorado Women’s Vision Foundation, a not-for-profit organization, and INROADS of Colorado, a not-for-profit mentoring program.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Stanley J. Meresman	57	Mr. Meresman has been a director of the Parent since January 1995. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a venture capital firm, from January through December 2004. He was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. Mr. Meresman served as the Senior Vice President, Finance and Chief Financial Officer of Silicon Graphics, Inc. from May 1989 to May 1997. Prior to joining Silicon Graphics, Mr. Meresman was Vice President, Finance and Administration, and Chief Financial Officer of Cypress Semiconductor Corporation. Mr. Meresman is also a director of Riverbed Technology, Inc. and several private companies.

William A. Owens	60	Mr. Owens has been a director of the Parent since December 2005 and was previously a director of the Parent from August 1999 to May 2004. Mr. Owens joined AEA Holdings and AEA Investors, a New York private equity company, on April 1, 2006. He served as Vice Chairman, Chief Executive Officer and President of Nortel Networks Corporation from May 2004 to November 2005. Prior to that, he served as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from February 1999 to May 2004. During that same period, he also served as Chairman and Chief Executive Officer of Teledesic’s affiliated company, Teledesic Holdings Ltd. From 1996 to 1998, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC), an information technology systems integrator. From 1994 to 1996, he was Vice Chairman of the Joint Chiefs of Staff. Mr. Owens is also a member of the Board of Directors of Daimler Chrysler AG, Wipro, Embarq, private company boards, and several philanthropic boards.

Kevin T. Parker	47	Mr. Parker has been a director of the Parent since January 2005 and was appointed as Chairman of the Audit Committee in March 2005. Mr. Parker is President, Chief Executive Officer and Chairman of Deltek Systems, Inc., a Herndon, Virginia based provider of enterprise software applications to project-oriented businesses. Prior to joining Deltek, Mr. Parker served as Co-President of PeopleSoft, Inc. from October 2004 to December 2004, as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004, and as Senior Vice President and Chief Financial Officer of PeopleSoft from October 2000 to December 2001. Mr. Parker served as Senior Vice President and Chief Financial Officer from 1999 to 2000 at Aspect Communications Corporation, a customer relationship management software company. From 1996 to 1999, Mr. Parker was Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. Mr. Parker serves on the Board of Trustees of Clarkson University.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Thomas G. Stemberg	58	Mr. Stemberg has been a director of the Parent since December 2002. Mr. Stemberg has been a Venture Partner of Highland Capital Ventures, a venture capital firm, since February 2005 and has served as Chairman Emeritus of Staples, Inc., an office supply superstore retailer which he founded, since March 2005. Mr. Stemberg served as Chairman of the Board of Directors of Staples from February 1988 to March 2005 and as an executive officer of Staples with the title of Chairman from February 2002 to March 2005. Mr. Stemberg was Chief Executive Officer of Staples from January 1986 to February 2002. Mr. Stemberg is also a director of CarMax, Inc., The Nasdaq Stock Market, Inc., PETsMART, Inc. and several private companies.

Executive Officers:

Geno J. Alissi	57	Mr. Alissi joined the Parent in 2001 as Vice President and General Manager of its iPower Video Communications Division. In 2003, he became Vice President and General Manager of Polycom Global Services and served in that capacity until being promoted to his current position as Senior Vice President and General Manager, Global Services Division in February 2007. Prior to joining the Parent, Mr. Alissi was Vice President and General Manager, Intel Communications Group Dialogic Communications Software and Services Division. Mr. Alissi also has held key senior management positions at Digital Equipment Corporation.

Sunil K. Bhalla	50	Mr. Bhalla joined the Parent in February 2000 as its Senior Vice President and General Manager, Voice Communications. Before joining the Parent, Mr. Bhalla served as Vice President of Polaroid Corporation’s Internet Business from October 1999 to January 2000 and also served as Polaroid’s Vice President and General Manager, Worldwide Digital Imaging Business from June 1998 to October 1999. Previously, Mr. Bhalla also held posts as Director of Strategic Marketing at Computervision Corporation from September 1991 to June 1993, as well as senior management positions with Digital Equipment Corporation from September 1986 to August 1991.

Sayed M. Darwish	41

Mr. Darwish joined the Parent in August 2005 as its Vice President, General Counsel and Corporate Secretary. Prior to joining the Parent, from December 2003 to August 2005, Mr. Darwish served in various legal positions at EMC Corporation, ultimately as Vice President and General Counsel for EMC Corporation’s Software Group, after EMC’s acquisition of Documentum, Inc., where he served as Vice President, General Counsel and Secretary from July 2000 to December 2003. Prior to that, Mr. Darwish served as Vice President and General Counsel for Luna Information Systems, served in various positions, including as General Counsel and Vice President, Legal and HR, for Forté Software, Inc. through its acquisition by Sun Microsystems, Inc., served as Corporate Counsel at Oracle Corporation, and was an associate in the law firm of Brobeck, Phleger & Harrison.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Laura J. Durr	46	Ms. Durr has served as Vice President, Worldwide Controller and Principal Accounting Officer since March 2005. Ms. Durr joined the Parent in March 2004 as its Assistant Controller. Prior to joining the Parent, Ms. Durr served as the Director of Finance & Administration for QuickSilver Technology, Inc. from February 2003 to March 2004, as an independent consultant from July 2002 to February 2003 and as the Corporate Controller for C Speed Corporation from April 2001 to June 2002. From October 1999 to October 2000, Ms. Durr was a business unit Controller at Lucent Technologies, Inc. after Lucent’s acquisition of International Network Services, where she served as the Corporate Controller from May 1995 to October 1999.

James E. Ellett	47	Mr. Ellett joined the Parent in February 2003 as Senior Vice President and General Manager, Video Communications Group. Before joining the Parent, Mr. Ellett served as Vice President and General Manager of the Client Business Unit of Advanced Micro Devices. Prior to Advanced Micro Devices, Mr. Ellett held various general manager positions at Compaq Computer Corporation from November 1996 through February 2001. In addition, Mr. Ellett held positions at Cyrix Corporation, Digital Equipment Corporation and spent six years at Dell Computer Corporation in various positions in the Desktop Systems, Consumer Products and Portable Systems groups.

David R. Phillips	52

Mr. Phillips joined the Parent as Senior Vice President of Worldwide Sales in June 2006. Mr. Phillips previously served as the Chief Operating Officer of ACS Dataline, Inc. from January 2004 through June 2006 and as the Vice President and General Manager of Trilogy Software, Inc. from April 2001 through December 2003. Prior to ACS Dataline, he served as Vice President of Worldwide Sales for the Connectivity Solutions division of Lucent/Avaya from 1999 to 2001.

Joseph A. Sigrist	45	Mr. Sigrist joined the Parent in April 2006 as Senior Vice President and General Manager, Polycom Network Systems. Prior to joining the Parent, Mr. Sigrist was the Chief Executive Officer of Hammerhead Systems, Inc. from April 2003 to December 2004. From July 1999 to February 2003, Mr. Sigrist was the President and General Manager of the Edge Access Systems division of Lucent Technologies, Inc. after Lucent’s acquisition of Ascend Communications in July 1999.

*	Serves as both an executive officer and director of the Parent.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Overnight Courier:

Computershare Trust Company, N.A. P.O. Box 43011 Providence, RI 02940-3011 Attention: Corporate Actions Department	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attention: Corporate Actions Department

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (877) 750-9496

Banks and Brokers Call Collect: (212) 750-5833

E-mail: info@innisfreema.com (material requests only)

The Dealer Manager for the Offer is:

1221 Avenue of the Americas

New York, New York 10020

Call Toll-Free: (877) 269-3652